UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Adaptive Biotechnologies Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

1165 Eastlake Avenue East

Seattle, Washington 98109

April 28, 2023

Dear Adaptive Biotechnologies Corporation Shareholder:

You are cordially invited to the Adaptive Biotechnologies Corporation Annual Meeting of Shareholders (the “Annual Meeting”). The attached proxy is solicited on behalf of the board of directors of Adaptive Biotechnologies Corporation for use at the Annual Meeting to be held on Friday, June 9, 2023, at 9:00 a.m., Pacific Time, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying proxy statement, Notice of Annual Meeting of Shareholders (the “Notice”) and form of proxy. The Annual Meeting will be held entirely via the Internet, broadcast from our corporate headquarters at 1165 Eastlake Avenue East, Seattle, Washington 98109.

To be admitted to the Annual Meeting, you must register prior to Wednesday, June 7, 2023, at 2:00 p.m., Pacific Time at www.proxydocs.com/ADPT and enter the control number found on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials you previously received. You may attend the meeting, vote your shares and submit questions electronically during the meeting via live webcast by registering at www.proxydocs.com/ADPT. You must also follow subsequent instructions you may receive by electronic mail thereafter. You may vote during the Annual Meeting by following the instructions available on the meeting access email. At the Annual Meeting, you will be asked to elect two Class I directors to our board of directors, approve, on an advisory basis, the 2022 compensation of our named executive officers and ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023. The accompanying Notice describes these matters.

We have elected to provide access to our proxy materials on the Internet under the Securities and Exchange Commission’s “notice and access” rules. Our proxy materials are available at www.proxydocs.com/ADPT. We are mailing a Notice of Internet Availability of Proxy Materials on or about April 28, 2023, which provides instructions on how to access our proxy materials and our 2022 Annual Report on the Internet. Please read our proxy materials and our 2022 Annual Report carefully before submitting your proxy.

It is important that your shares are represented and voted at the Annual Meeting. You may vote on the Internet or by telephone as instructed in the Notice of Internet Availability of Proxy Materials or, if you are receiving a paper copy of the proxy materials, complete, sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible.

We thank you for your support and participation.

Sincerely,

Chad Robins

Chairman, Co-Founder and Chief Executive Officer

1165 Eastlake Avenue East

Seattle, Washington 98109

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 9, 2023

To the Shareholders of Adaptive Biotechnologies Corporation:

The attached proxy is solicited on behalf of the board of directors of Adaptive Biotechnologies Corporation for use at the Annual Meeting of Shareholders to be held on June 9, 2023, at 9:00 a.m., Pacific Time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth below and in the accompanying proxy statement. The Annual Meeting will be held entirely via the Internet. Shareholders may participate in the Annual Meeting by registering at the following website: www.proxydocs.com/ADPT. You will need the control number included on your Notice of Internet Availability of Proxy Materials, your proxy card or the instructions that accompanied your proxy materials for the following purposes:

1.

Proposal 1: To elect two Class I director nominees to serve on the board of directors of Adaptive Biotechnologies Corporation for a three-year term expiring at the 2026 annual meeting of shareholders. The two nominees for election to the board of directors are Katey Owen, PhD and Robert Hershberg, PhD, MD;

2.	Proposal 2: To approve, on a non-binding advisory basis, the compensation of our named executive officers as described in the proxy statement;

3.	Proposal 3: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023; and

4.	To conduct any other business properly brought before the meeting or any adjournments thereof.

We know of no other matters to come before the Annual Meeting. Only shareholders of record of our common stock at the close of business on April 12, 2023, are entitled to notice of and to vote at the Annual Meeting or at any postponements or adjournments thereof. For ten days prior to the meeting, a complete list of the shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose germane to the meeting during ordinary business hours at our executive offices located at 1165 Eastlake Avenue East, Seattle, Washington 98109.

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES VIA THE INTERNET, THROUGH OUR TOLL-FREE TELEPHONE NUMBER (866-390-5390) OR BY SIGNING, DATING AND PROMPTLY RETURNING YOUR COMPLETED PROXY CARD. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 9, 2023: THIS PROXY STATEMENT, THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND THE ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYDOCS.COM/ADPT.

By order of the board of directors,

Stacy Taylor

Senior Vice President, General Counsel and Corporate Secretary

April 28, 2023

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the board of directors of Adaptive Biotechnologies Corporation (“Adaptive,” the “Company,” “we,” “us” or “our”), a Washington corporation, for use at our 2023 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Friday, June 9, 2023, at 9:00 a.m., Pacific Time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement, as well as any business properly brought before the Annual Meeting. Proxies are solicited to give all shareholders of record an opportunity to vote on matters properly presented at the Annual Meeting. The Annual Meeting will be held entirely via the Internet. To be admitted to and participate in the Annual Meeting, you must register prior to Wednesday, June 7, 2023, 2:00 p.m., Pacific Time at www.proxydocs.com/ADPT and enter the control number found on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials you previously received. Upon completing your registration, you will receive further instructions via email one hour prior to the start of the Annual Meeting, including your unique link that will allow you access to the Annual Meeting. You will have the ability to submit questions prior to and during the Annual Meeting. Please be sure to follow instructions found on your proxy card and/or Voting Authorization Form and subsequent instructions that will be delivered to you via email.

Technical assistance will be available one hour prior to and during the Annual Meeting. Information related to technical assistance will be provided in the email with the sign-in instructions. We recommend that you log in at least 15 minutes before the Annual Meeting to ensure you are logged in when the Annual Meeting starts. You may vote during the Annual Meeting by following the instructions available on the meeting access email.

We have elected to provide access to our proxy materials over the Internet. Accordingly, on or about April 28, 2023, we are mailing a Notice of Internet Availability of Proxy Materials to most of our shareholders of record, and paper copies of the proxy materials to certain other shareholders of record. All shareholders will have the ability to access the proxy materials on the website referred to in the notice or request to receive a printed set of the proxy materials. You can find instructions on how to request a printed copy by mail or electronically on the notice and on the website referred to in the notice, including an option to request paper copies on an ongoing basis. On April 28, 2023, we intend to make this proxy statement available on the Internet and to commence mailing of the Notice of Internet Availability of Proxy Materials to all shareholders entitled to vote at the Annual Meeting. We intend to mail this proxy statement, together with a proxy card, to those shareholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of such request.

Availability of Proxy Materials for the 2023 Annual Meeting

This proxy statement and our 2022 Annual Report are available at www.proxydocs.com/ADPT. This website address contains: the Notice of Annual Meeting of Shareholders, the proxy statement and the 2022 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote, Outstanding Shares

Record holders of our common stock as of the close of business on April 12, 2023, the record date for the Annual Meeting (the “Record Date”), are entitled to vote at the Annual Meeting on all matters to be voted upon. As of the Record Date, there were 144,306,500 shares of our common stock outstanding. On each matter presented to our shareholders for vote, the holders of common stock are entitled to one vote per share held as of the Record Date.

Voting of Shares

You may vote by attending the Annual Meeting and voting via the Internet, via our toll-free telephone number at 866-390-5390 or by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy and (2) for shares held as a record holder and shares held in “street name.” If you are a shareholder of record on the Record Date, you can participate in the Annual Meeting online at www.proxydocs.com/ADPT and vote your shares during the Annual Meeting.

Record Holder. If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice of Internet Availability of Proxy Materials previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage-paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card.

Hold in Street Name. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or other nominee, you will receive a notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the notice provided by your broker.

General. If you vote through these facilities, you should be aware that you may incur costs such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote through these facilities, then you need not return a written proxy card by mail. The cost of soliciting proxies will be borne by us. We may reimburse banks and brokers and other persons representing beneficial owners for their reasonable out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting via the Internet. If you are a shareholder of record on the Record Date, you can participate in the Annual Meeting online at www.proxydocs.com/ADPT and vote your shares during the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing), and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted as follows:

•	FOR each of the two Class I nominees for director named in this proxy statement;

•	FOR the compensation of our named executive officers, on an advisory basis (“Say-on-Pay”); and

•	FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm.

The proxy gives each of Chad Robins, Tycho Peterson and Stacy Taylor discretionary authority to vote your shares in accordance with their best judgment with respect to all additional matters that might come before the Annual Meeting. If you receive more than one proxy card or Notice of Internet Availability of Proxy Materials, it means you hold shares that are registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit a proxy by telephone or the Internet, submit one proxy for each proxy card or Notice of Internet Availability of Proxy Materials you receive.

Revocation of Proxy

If you are a shareholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	delivering to our Corporate Secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions will be followed); or

•	attending the Annual Meeting online and voting via the Internet, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Company proxies should be addressed to:

Adaptive Biotechnologies Corporation

1165 Eastlake Avenue East

Seattle, WA 98109

Attention: SVP, General Counsel and Corporate Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote live if your shares are held in street name.

Attendance at the Annual Meeting

We are excited to once again hold a virtual-only meeting. Based on our experience in prior years, this format provides broad shareholder access to our meeting, allowing all shareholders with Internet connectivity to have a consistent experience regardless of location, ability to travel or similar factors, while saving us and our shareholders time and travel expenses, and, importantly, reducing our environmental impact. We have paid special attention to the meeting platform features, which provide shareholders the opportunity to vote, ask questions and otherwise participate in the meeting in a manner similar to—and in some ways superior to—traditional in-person shareholder meetings, and have found it also reduces costs. The format is particularly useful when practical limitations on in-person interaction limit shareholder engagement and participation.

If you are the record holder of your shares, you may attend the meeting by registering at the following website: www.proxydocs.com/ADPT. To participate in the Annual Meeting, you will need the control number included on the Notice of Internet Availability of Proxy Materials, your proxy card or the instructions that accompanied your proxy materials. We refer to attending the meeting through this website as attendance “via Internet,” and it is considered the same as attendance in person for all corporate purposes.

If your shares are held in “street name,” in the name of a broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or other nominee, or, if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares, by attending the meeting and voting via the Internet.

Broker Non-Votes

Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of other matters that are considered “non-routine” matters without specific voting instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your common stock in “street name,” your broker will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement.

Only Proposal No. 3 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposals No. 1 (election of directors) and No. 2 (Say-on-Pay) are not considered routine matters, and without your instruction, your broker cannot vote your shares for those proposals.

Quorum and Votes Required

The inspector of elections appointed for the Annual Meeting will tabulate votes cast by proxy or live via Internet at the Annual Meeting. The inspector of elections will also determine whether a quorum is present. In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the votes entitled to be cast must be represented in person (via Internet) or by proxy at the Annual Meeting. Shares that abstain from voting on any proposal, or that are represented by broker non-votes, will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum is present.

Proposal No. 1: Election of Directors. A plurality of the votes cast in the election of directors at the Annual Meeting is required for the election of directors. Accordingly, the two Class I director nominees receiving the highest number of votes will be elected. Abstentions, “withhold” votes and broker non-votes will have no effect on the outcome of the election of directors. Shareholders are not permitted to cumulate votes with respect to the election of directors.

Proposal No. 2: Say-on-Pay Vote. We will consider the advisory approval of the compensation of our named executive officers to have been obtained if the number of votes cast for the proposal at the Annual Meeting exceeds the number of votes against the proposal. Because abstentions and broker non-votes are neither votes for or against the proposal, they will have no effect on the outcome of the vote. This vote is advisory and not binding on us, our board of directors or our compensation and human capital committee (our “compensation committee”).

Proposal No. 3: Ratification of Independent Registered Public Accounting Firm. The number of votes for must exceed the number of votes against in order to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Abstentions are considered to be votes not cast on this proposal and thus will have no effect. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, thus broker non-votes are not expected to result from the vote on Proposal No. 3.

In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment thereof. The board of directors knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. In addition, no shareholder proposal or nomination was received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

Solicitation of Proxies

Our board of directors is soliciting proxies for the Annual Meeting from our shareholders. We will bear the entire cost of soliciting proxies from our shareholders. In addition to the solicitation of proxies by delivery of the Notice of Internet Availability of Proxy Materials or proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our shareholders, send Notices of Internet Availability of Proxy Materials, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We do not intend to hire a proxy solicitor to assist in the solicitation of proxies. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Communicating with our Board of Directors

Shareholders who wish to communicate with our board of directors or specific individual directors may do so by letter sent to our principal executive offices, addressed to the attention of our Corporate Secretary. Our Corporate Secretary reviews all communications and forwards them to the intended recipient(s) consistent with a screening policy, which provides that sales materials, routine items, and items unrelated to the duties and responsibilities of the board of directors are not relayed to directors.

Shareholder Recommendations for Director Nominees

In evaluating potential director nominees, our nominating and corporate governance committee will consider director candidates recommended by our shareholders, provided such recommendations are validly made by our shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) and our Bylaws. Shareholders who wish to recommend a candidate to our nominating and corporate governance committee for consideration for nomination should send to us, at our principal executive offices, information regarding the candidate.

Shareholder List

A list of shareholders eligible to vote at the Annual Meeting will be available for inspection, for any purpose germane to the Annual Meeting, at our principal executive offices during regular business hours for a period of no less than ten days prior to the Annual Meeting. Information required to gain access to the list of shareholders eligible will also be provided upon request during the same time period.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022, and our periodic reports on Form 10-Q as well as our current reports on Form 8-K.

2022 COMPANY HIGHLIGHTS

Selected 2022 Corporate Performance Highlights

Summary of Performance and Commercial Reorganization

2022 was a year of reorganization of the business to sharpen our focus on high value commercial opportunities while strategically leveraging our operating expenses to align with our long-range plan toward profitability.

In early 2022, we restructured around two business areas, Minimal Residual Disease (“MRD”) and Immune Medicine (“IM”), and streamlined our workforce. As part of the strategic decisions made in the restructuring, we paused sales of our first two T-Detect tests, T-Detect COVID and T-Detect Lyme. The commercialization process for individual T-Detect indications required more time and higher costs than anticipated, and we therefore decided to defer commercialization for T-Detect until we have strong enough data in multiple disease states to impact physician behavior with a clear path to reimbursement.

In 2022, our revenue increased by 20% to $185.3 million, including double-digit percentage increases in both our MRD and IM business areas while operating expenses were significantly leveraged as a result of streamlined operations from the reorganization into two business areas during the year. Operating expenses increased from $363.3 million during the year ended December 31, 2021 to $385.5 million during the year ended December 31, 2022, representing a moderate increase of $22.2 million compared to an increase of $112.1 million from the year ended December 31, 2020 to the year ended December 31, 2021. In addition, we strengthened our capital position through a non-dilutive financing in September 2022, from which we added $124.4 million to our balance sheet, net of issuance expenses. As of December 31, 2022, cash, cash equivalents and marketable securities was $498.2 million.

In late 2022, we announced our expected path to profitability. We estimate positive adjusted EBITDA1 by the end of 2025, and cash flow breakeven by the end of 2026. We estimate revenue to grow at a 20% to 30% compound annual growth rate through 2027, while our operating expenses are expected to grow at a lower rate over the same period.

MRD Highlights

•

We grew clonoSEQ test volume by 51% to 36,871 tests delivered. We increased the all-time number of unique patients tested by 53% to over 33,000 patients by the end of 2022, and nearly doubled the size of our fully-trained sales team.

•

We launched clonoSEQ as a CLIA-validated blood test for patients with DLBCL and secured clonoSEQ coverage with Medicare for DLBCL patients regardless of line of therapy, treatment regimen, or testing timepoint. clonoSEQ is the first and only MRD test to receive Medicare coverage in DLBCL.

•

In October 2022, we entered into an agreement with Epic Systems Corporation (“Epic”) to integrate the clonoSEQ® assay into Epic’s comprehensive electronic medical record (“EMR”) system to enable easier test ordering and results access.

•

Our MRD Pharma revenue increased 15% from 2021, and our portfolio is continuing to expand. Our clonoSEQ assay is being used by over 60 biopharmaceutical partners and in 187 active trials, representing about 21% penetration of industry sponsored clinical trials in lymphoid cancers.

[1]

Adjusted EBITDA is a non-GAAP financial measure that we define as net loss attributable to Adaptive Biotechnologies Corporation adjusted for interest and other income, net, interest expense, income tax (expense) benefit, depreciation and amortization expense, restructuring expense and share-based compensation expense.

IM Highlights

•

In Drug Discovery, we made significant advances in connection with our worldwide collaboration and license agreement with Genentech (the “Genentech Agreement”) with respect to both the shared and personalized products. For the shared product, we delivered three TCR fully characterized data packages against validated neoantigen targets, and Genentech selected the first neoantigen TCR to advance as a potential cell therapy product. For the personalized product, we successfully completed proof of concept for the identification and characterization of patient-specific TCRs specific to each patient’s unique tumor mutations.

•

We have narrowed the focus of our target and drug discovery efforts to cancer and autoimmunity. Our approach is to discover and develop TCR or antibody therapeutics to targets that T cells hit naturally. These targets are known as HLA-presented disease specific epitopes, which we are discovering and validating using our immune medicine platform. We are also developing novel drug modalities against those targets by leveraging the TCR and antibody discovery capabilities.

•

In IM Pharma Services, revenue increased 67% from 2021. We also saw continued portfolio expansion across partners, disease states and study phases, with over 85 partners and more than 140 active studies utilizing immune receptor data across our therapeutic areas of focus.

Selected Operational Highlights

Diversity, Equity and Inclusion

We pride ourselves on inclusive team building, product design and gender diversity at all levels of management. We are committed to creating and maintaining a culture of belonging. We continued to provide quality Diversity, Equity and Inclusion programming through Employee Resource Groups (“ERGs”), including Women@Adaptive, Adaptive PRIDE, Black Adapter Network, Veterans and Military Families, Asian Pacific@Adaptive, and Sustainability@Adaptive. We also continued to explore diversity sourcing programs and partnerships, and we expanded our diversity training to a growing population of hiring managers.

We also integrated hidden bias training into our Leader of People Program. Our Equity Advisory Council of senior leaders maintained a strategic focus on clinical studies, commercial engagement, recruiting, and retention through a diversity and inclusion lens.

We also established a program to subsidize travel benefits for employees and their impacted family members residing in states with restrictions on reproductive care, including those imposed following the U.S. Supreme Court’s 2022 ruling in Dobbs v. Jackson.

Adaptive continues to offer the immunoSEQ Women in Immune Science (WISE) Award we created to promote women scientists across the field of immune medicine by offering at least one female-identifying recipient per year a $15,000 research grant for sequencing-related research. We successfully executed a second year of our STEM minority mentoring partnership with the University of Washington. We are also continuing our partnership with SPIN Girls, a transformative local program that builds leadership and provides immersive STEM experiences, pairing students with female-identifying mentors of color from across King County, Washington.

Employee Development and Training

We prioritize employee development and training and have established programs to support a culture of employee development. We established an Adaptive Leadership Council in 2022 to provide senior employees with access to, and a voice in, management decisions. For all employees with leadership interest, we continue to offer our Leader Orientation Program, our Leader of People Program, our L-re:combinator Fellowship Program, and our Leader of Leaders program for employees at or above Director level. In 2022, 172 Adapters attended leadership development programs and participated in 1,786 hours of training courses. In our annual employee survey, Adaptive Listens, employees generally judged our leadership programming as one of the Company’s strengths.

We also continue to offer our comprehensive onboarding program, DayOne, which 253 employees attended in 2022. All of our leadership development programs are multi-week, blended learning courses that feature self-paced online learning and live virtual training. DayOne focuses not just on human resources and compliance orientation, but cultural onboarding with small group interactions among our Chief Executive Officer, cultural ambassadors and fellow new Adapters.

Environmental Stewardship

We are committed to operating in an environmentally responsible and efficient manner to minimize adverse impacts on the environment. As part of our AdaptiGREEN initiative, we have implemented a variety of composting and recycling programs, including recycling of cardboard, Styrofoam, batteries, Keurig Coffee Pods, and sustainable disposition of biohazard waste. Our biohazard waste is destroyed by incineration and the energy generated is captured and used to heat homes on the west coast. Our laboratories reduce energy consumption by utilizing a “night set back” function which reduces the number of air changes per hour and the flow of ventilation in our fume hoods at night.

With respect to our commuter programs, we follow the King County Commuter Trip Reduction program; we actively support commuting via bicycle and we provide all the amenities required – secure bike storage, onsite self-serve maintenance tools and equipment, and full-service shower rooms. Our all-in-one commuter platform, Luum, enables employees to log their daily commute and obtain “Green Credits” when they commute to work by either bicycle or walking. This credit is in the form of a daily stipend that is paid to eligible employees twice a month and can be used for things like bicycle parts, walking shoes, etc. The Luum platform tracks CO2 avoidance for each employee based on the form of commute transportation they choose each day. We also offer free transit cards (ORCA sound transit) to eligible employees that can be used across multiple public transportation systems. Charging stations for electric cars and bikes are also provided in the buildings utilized by Adapters. In addition, a substantial number of our employees work from home either part- or full-time, which presents the opportunity for a reduced carbon footprint.

We also work with our landlords to support sustainability programs such as those associated with the Green Chemistry Institute, laboratory equipment and electronics recycling. At our headquarters, we operate an urban beekeeping program in association with Alveolé with rooftop hives to help bolster our commitment to local sustainability. The rooftop of our headquarters also includes gardens maintained by Adapters in conjunction with our Environmental & Sustainability ERG from which vegetables are sourced for local food insecurity programs.

We also expect our suppliers to operate in an environmentally responsible and efficient manner. Our Supplier Code of Conduct requires suppliers to comply with all applicable environmental regulations; to have systems in place to ensure safe handling, movement, storage, recycling, reuse or management of waste, air emissions and wastewater discharges; and to have systems in place to prevent and mitigate accidental spills and releases of fuels, raw materials, chemicals, intermediates, products and other hazardous materials to the environment.

Product Safety

We are committed to ensuring that our products are manufactured and supplied at high standards of quality. Our manufacturing operations are conducted in compliance with applicable regulatory requirements, Good Clinical Laboratory Practices and our own internal rigorous quality standards. We also require that our suppliers and partners adhere to high standards, and we conduct audits and oversight of our supply chain.

In addition, it is our policy to comply with all applicable drug, medical device, diagnostic, clinical laboratory and research laws and regulations, including Food and Drug Administration registration, notification, and/or approval, marketing and sales, research and manufacturing requirements, such as Good Laboratory Practices, Good Manufacturing Practices and Good Clinical Practices, as applicable. We also comply with Clinical Laboratory Improvement Amendments of 1988 requirements and related regulations for clinical laboratory testing, where applicable.

CORPORATE GOVERNANCE

Our Board

Our continuing directors and their respective ages (as of April 12, 2023) and class designations are as follows:

Name	Age	Director Designation
Katey Owen, PhD	54	Class I Director
Robert Hershberg, PhD, MD	60	Class I Director
Michelle Griffin	57	Class II Director
Peter Neupert	67	Class II Director
Leslie Trigg	52	Class II Director
Kevin Conroy	57	Class III Director
Michael Pellini, MD	57	Class III Director
Chad Robins	48	Class III Director

Our Criteria for Board Nomination and Service

Our criteria for board membership include specific measures for determining whether a director will be able to devote sufficient time and effort to the role, including consideration of the potential impact of service on other public company boards. This determination is made at the time of nomination and as appropriate during a director’s service on our board if their circumstances change, recognizing that the ability to fully engage in multiple activities will vary depending on the director and the activities.

In that respect, our criteria relating to devotion of time and effort to the Company board include:

•

Time and Effort: Willing to commit the time and energy necessary to satisfy the requirements of the board and board committee membership; attendance and participation in all board meetings and board committee meetings in which they are a member; willingness to rigorously prepare prior to each meeting and actively participate in the meeting as a thought partner; willingness to make himself/herself available to management upon request to provide advice and counsel.

In addition, our Bylaws currently address the question of what levels of service on other companies’ boards will be considered permissible for our board directors as follows:

•

Serving on the board of directors requires significant time and attention. Directors are expected to spend the time needed and meet as often as necessary to discharge their responsibilities properly. It is expected that, without specific approval from the board of directors: (i) no director shall serve on more than five public company boards (including our board) or on the board of any company that, in our board’s judgment, materially competes with the Company, (ii) if any officer of the Company is also a director of the Company, such officer may not serve on more than two public company boards (including our board), and (iii) no member of the Audit Committee shall serve on more than three public company audit committees (including the Company’s Audit Committee). Directors should advise the chairperson of the Nominating and Governance Committee before accepting membership on other boards of directors or other significant commitments involving affiliation with other businesses, non-profit entities or governmental units.

In addition, the nominating and corporate governance committee considers individual qualifications, including relevant career experience, strength of character, maturity of judgment and familiarity with our business and industry, as well as all other factors it considers appropriate for all board nominations, whether made by shareholders or others.

The following criteria for board nomination and service have been adopted by our Nominating and Corporate Governance committee. A summary of how the criteria are fulfilled by our current board members is also provided:

Current Board Member with Substantial Related Experience	Core-competency / Experience	Representative Relevant Skill Sets
Kevin Conroy	Diagnostics: extensive R&D and commercialization expertise	CEO of a publicly traded commercial stage diagnostics company; overall extensive business, legal and executive leadership experience in the biotechnology industry, including operational experience managing sustained revenue and commercial growth in a strategic manner; JD

Robert Hershberg	Therapeutics / Drug Discovery: extensive R&D and commercialization expertise	CEO positions in the biotechnology industry; deep technical expertise; overall extensive executive leadership experience in the biotechnology industry, including operational experience managing sustained revenue and commercial growth in a strategic manner; PhD/MD

Leslie Trigg	Medical Devices: commercial and R&D expertise; Capital growth; Finance (funding)	CEO of a publicly traded commercial stage medical device company; venture capital provider experience; overall executive leadership experience in the medical device industry, including operational experience managing sustained revenue and commercial growth in a strategic manner; MBA

Peter Neupert	Diagnostic and Pharmaceutical Services: commercial expertise; Capital growth; Finance (funding)	Director of diagnostic laboratory services provider; venture capital provider experience; overall extensive experience in executive leadership roles in the health services sector and as a member of the board of directors of several organizations in the biotechnology industry; MBA

Michelle Griffin	Compliance and risk management; Therapeutics / Drug Discovery: commercialization expertise	Director of life sciences companies; past audit committee chair experience; past CEO/CFO experience; overall extensive operational experience in the biotechnology industry and deep experience in public company financial matters; MBA

Michael Pellini	Diagnostic and Pharmaceutical Services: commercial expertise; Capital growth; Finance (funding)	Venture capital provider experience; past biotechnology CEO experience; overall extensive medical and clinical experience in the biotechnology industry, including operational experience managing sustained revenue and commercial growth in a strategic manner; MD/MBA

Current Board Member with Substantial Related Experience	Core-competency / Experience	Representative Relevant Skill Sets

Katey Owen	Therapeutics / Drug Discovery: R&D expertise	Director level position in pharmaceuticals; overall extensive scientific expertise and strategic insights into commercialization and manufacturing at scale; PhD

All board members have global expansion and distribution experience, as well as high level strategic corporate development knowledge.

While we do not have a formal policy on diversity for members of the board of directors, the nominating and corporate governance committee values and, as reasonable, acts on the need for diversity of director demographics, skills and viewpoints when considering new candidates. The diversity characteristics of our directors are:

Board Diversity Matrix (As of April 1, 2023)
Total Number of Directors – 8
	Female	Male
Part I: Gender Identity
Directors	3	5
Part II: Demographic Background
White	3	5

Family Relationships

Chad Robins, our Chief Executive Officer and Chairman of our board of directors, is the brother of Dr. Harlan Robins, our Chief Scientific Officer. There are no other family relationships among any of our directors or executive officers.

Board Leadership Structure

Our board of directors has concluded that our current board leadership structure is appropriate for Adaptive’s needs at this time. Our board of directors continues to believe that the combined role of chairperson and chief executive officer promotes united leadership and direction and provides management a clear focus to execute our strategy and business plans. As Chief Executive Officer, Mr. Robins is best suited to ensure that critical business issues are brought before our board of directors, which enhances our board of directors’ ability to develop and implement business strategies.

In his role as lead independent director, Mr. Neupert presides over the independent director sessions of our board of directors in which Mr. Robins, as our Chief Executive Officer, does not participate and serves as a liaison to management on behalf of the non-employee members of our board of directors. Mr. Neupert has been on our board of directors since December 2013, is an independent director who serves on our compensation committee and our nominating and corporate governance committee, has been an executive officer of public companies, and has meaningful experience as an independent director for other public companies. Accordingly, we believe Mr. Neupert provides a strong voice for our independent directors.

All directors are encouraged to suggest the inclusion of agenda items and meeting materials, and any director is free to raise at any board meeting items that are not on the agenda for that meeting.

Our non-employee directors regularly meet in executive sessions without the presence of any members of management. The lead independent director presides at these meetings and provides the guidance and feedback of our non-employee directors to our Chairman and management team.

Our board of directors, as a whole, has responsibility for risk oversight, and each committee of our board of directors oversees and reviews risk in areas that are relevant to it, including: (1) for the compensation committee, risks associated with our compensation arrangements and policies; (2) for the nominating and corporate governance committee, periodic review and update of our code of conduct and ethics; and (3) for the audit committee, internal controls and regulatory risks related to accounting and finance, as well as periodic review of cybersecurity and privacy risks. The risk oversight responsibility of our board of directors and its committees is supported by our management reporting processes, which are designed to provide visibility to our board of directors and to our personnel who are responsible for risk assessment information about the identification, assessment and management of critical risks.

Size of Board

Our board of directors consists of eight members. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal. Our Articles of Incorporation and Bylaws provide that our directors may only be removed for cause and then only by the holders of the shares entitled to elect the director or directors whose removal is sought if, with respect to a particular director, the number of votes cast in favor of removing such director (or the entire board of directors) exceeds the number of votes cast against removal, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by the affirmative vote of a majority of our directors then in office.

Staggered Board and Shareholder Proposals

In accordance with the terms of our Articles of Incorporation and Bylaws, our board of directors is divided into three staggered classes of directors and each director is assigned to one of the three classes. We continue to believe that this board structure is the best choice for Adaptive at this time.

At each annual meeting of the shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of shareholders to be held during the years 2023 for Class I directors, 2024 for Class II directors and 2025 for Class III directors.

Our Articles of Incorporation and Bylaws provide that the number of directors shall be fixed from time to time by a resolution of the majority of our board of directors.

Shareholder proposals may be tendered in the first quarter; however, the division of our board of directors into three classes with staggered three-year terms may delay or prevent shareholder efforts to effect an immediate change of our management or a change in control.

While we have no formal policy with respect to shareholder nominees, the committee will consider recommendations validly made by our shareholders pursuant to Rule 14a-8 under the Exchange Act and our Bylaws.

Board Governance Guidelines

Our board of directors has adopted corporate governance guidelines covering, among other things, the duties and responsibilities of and independence standards applicable to our directors and board committee structures and responsibilities. These guidelines are available on the “Governance” section of our website at https://investors.adaptivebiotech.com/governance/governance-documents.

Our corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of chairperson of our board of directors and chief executive officer and to appoint a lead independent director in accordance with its determination that using one or the other structure would be in our best interests. Chad Robins is the current chairman of our board of directors and Peter Neupert currently serves as the lead independent director of our board of directors.

Attendance by Members of the Board at Meetings

Our board of directors held eight meetings and acted by unanimous written consent three times during the year ended December 31, 2022. During 2022, all then incumbent directors attended all but one of the combined total of (1) all board meetings and (2) all meetings of committees of our board of which the incumbent director was a member. Three directors were unable to attend one board meeting during 2022; however, a quorum was present for that meeting. Currently, we do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that, absent compelling circumstances, each of our directors will attend our Annual Meeting via the Internet. All directors attended the virtual annual meeting in 2022, except Mr. Neupert.

Executive Sessions

Our non-employee directors meet regularly in executive sessions without management to consider such matters as they deem appropriate. Our lead independent director, Mr. Neupert, presides over all executive sessions.

Committees of our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates pursuant to a written charter adopted by our board of directors. Our board of directors may also establish other committees from time to time to assist the board of directors. The composition and functioning of all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act, Nasdaq and Securities and Exchange Commission (“SEC”) rules and regulations, subject to applicable phase-in periods for committees. Each committee has a charter, which is available on our website at www.adaptivebiotech.com.

Independence and Current Committee Positions

Our board of directors has determined that all members of our board of directors, except Chad Robins, are independent directors for purposes of the rules of Nasdaq and the SEC. In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant, including the beneficial ownership of our common stock by each non-employee director. The composition and functioning of our board of directors and each of our committees complies with all applicable requirements of Nasdaq and the rules and regulations of the SEC.

The composition of our board committees and independence of their members are summarized below:

Name	Independent	Audit Committee	Compensation Committee	Nominating and Governance Committee
Leslie Trigg	Yes	Member
Katey Owen, PhD	Yes
Michelle Griffin	Yes	Member (Chair)
Robert Hershberg, PhD, MD	Yes		Member (Chair)
Peter Neupert(1)	Yes		Member	Member (Chair)
Kevin Conroy	Yes		Member	Member
Michael Pellini, MD	Yes	Member		Member
Chad Robins	No

(1)	Lead Independent Director

Audit Committee Service and Responsibilities

During 2022, Michelle Griffin, Leslie Trigg and Michael Pellini, MD served on the audit committee, which is currently chaired by Ms. Griffin. The audit committee met five times during 2022. Our board of directors has determined that each member of the audit committee is “independent” as that term is defined in Nasdaq rules and has sufficient knowledge in financial and auditing matters to serve on the audit committee. In addition, our board of directors has determined that Ms. Griffin, Ms. Trigg and Dr. Pellini each meet the heightened independence requirements for audit committee members required under Section 10A of the Exchange Act and related SEC and Nasdaq rules.

Our board of directors has determined that each member of the audit committee is an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K. The audit committee’s responsibilities include:

•	Appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm.

•	Pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm.

•	Reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements.

•

Reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures, as well as critical accounting policies and practices used by us.

•	Coordinating the oversight and reviewing the adequacy of our internal control over financial reporting.

•	Establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns.

•

Recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements should be included in our Annual Report on Form 10-K.

•	Monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters.

•	Preparing the audit committee report required by SEC rules to be included in our annual proxy statement.

•	Reviewing related person transactions for potential conflict of interest situations and approving such transactions in accordance with our policies.

•	Reviewing content and talking points of our quarterly earnings releases in parallel with the full board of directors.

In addition, the audit committee periodically reviews our insider trading policy, which prohibits short sales, pledging, hedging or other monetization transactions, and other transactions which would, if consummated, allow insiders to continue to own our securities without the full risks and rewards of ownership.

Compensation and Human Capital Committee Service and Responsibilities

Robert Hershberg, PhD, MD, Peter Neupert and Kevin Conroy serve on the compensation and human capital committee, chaired by Dr. Hershberg. The committee met four times during 2022, and each member attended all meetings. Our board of directors has determined that each member of the compensation and human capital committee is “independent” as that term is defined in Nasdaq rules and is a “non-employee director” under Rule 16b-3 under the Exchange Act. In addition, our board of directors has determined that Dr. Hershberg,

Mr. Neupert and Mr. Conroy each meet the heightened independence requirements for compensation committee purposes under Section 10C of the Exchange Act and related SEC and Nasdaq rules. The compensation and human capital committee’s responsibilities include:

•	Reviewing and approving our philosophy, strategies, policies and plans with respect to the compensation of our Chief Executive Officer and our other executive officers.

•	Making recommendations to our board of directors with respect to the compensation of our Chief Executive Officer and our other executive officers.

•	Reviewing and assessing the independence of compensation advisors.

•	Overseeing and administering our equity incentive plans.

•	Reviewing and making recommendations to our board of directors with respect to director compensation.

•	Preparing the compensation committee reports required by the SEC, including our “Compensation Discussion and Analysis” disclosure.

Nominating and Corporate Governance Committee Service and Responsibilities

Kevin Conroy, Michael Pellini, MD, and Peter Neupert serve on the nominating and corporate governance committee, chaired by Mr. Neupert. The nominating and corporate governance committee met twice during 2022. Our board of directors has determined that each of Mr. Conroy, Dr. Pellini and Mr. Neupert is “independent” as defined in Nasdaq rules. The nominating and corporate governance committee’s responsibilities include:

•

Developing and recommending to the board of directors criteria for board and committee membership, including the formal set of board nomination and service criteria adopted in 2023 and shared under “Our Criteria for Board Nomination and Service” above.

•	Establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by shareholders.

•	Reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us.

•	Identifying and screening individuals qualified to become members of the board of directors.

•	Recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees.

•	Developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines.

•	Overseeing the evaluation of our board of directors and management.

The nominating and corporate governance committee will consider director candidates recommended by shareholders on the same basis that it evaluates other nominees for director. Shareholders who wish to recommend a candidate to our nominating and corporate governance committee for consideration for nomination should send to us, at our principal executive offices, information regarding the candidate. In order to identify potential director candidates, the committee may utilize its or our existing networks or retain a third-party recruiting firm.

Compensation Committee Interlocks and Insider Participation

During 2022, Kevin Conroy, Robert Hershberg, PhD, MD, and Peter Neupert served as members of our compensation committee. During 2022, none of the members of our compensation and human capital committee were officers or employees or had a relationship requiring disclosure under “Relationships and Related Party Transactions.” None of our executive officers currently serves, nor in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

CODE OF CONDUCT

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code is updated periodically; a current copy is posted on our website at www.adaptivebiotech.com. While we make ministerial and technical amendments to the code of conduct and ethics from time to time, if we make any substantive amendments to, or grant any waivers from, the code for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

DIRECTOR COMPENSATION

The following table presents the total compensation for each person who served as a non-employee member of our board of directors during the year ended December 31, 2022. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any additional equity awards or non-equity awards to or pay any other compensation to any of the non-employee members of our board of directors in 2022. We reimburse non-employee members of our board of directors for reasonable travel and out-of-pocket expenses incurred in attending meetings of our board of directors and committees of our board of directors. We also do not, and do not expect to, provide separate compensation to our directors who are also our employees, such as Chad Robins, our Chief Executive Officer. Mr. Robins’ compensation as our principal executive officer in 2022 is reported in the “Executive Compensation” section of this proxy statement.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Stock Awards(2) ($)	Total ($)
Kevin Conroy(3)	50,000	146,326	100,000	296,326
Michelle Griffin(4)	70,000	146,326	100,000	316,326
Robert Hershberg, PhD, MD(5)	65,000	146,326	100,000	311,326
Peter Neupert(6)	95,000	146,326	100,000	341,326
Katey Owen, PhD(7)	50,000	146,326	100,000	296,326
Michael Pellini, MD(8)	50,000	146,326	100,000	296,326
Leslie Trigg(9)	50,000	146,326	100,000	296,326

(1)

In accordance with SEC rules, amounts in this column reflect the aggregate grant date fair value of stock options granted during 2022 computed in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation (“ASC 718”), rather than the amounts paid or realized by the named individual. We provide information regarding the assumptions used to calculate grant date fair value of our stock options in Note 14 to our audited consolidated financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2022. For 2022 option awards, the number of option shares was determined by dividing the target economic value of each individual’s stock option award by the closing price of our common stock on the date of grant and multiplying the result by an internal share-to-option conversion ratio of 2.5. This methodology was discontinued at the end of 2022, and the number of option shares awarded will be determined using our stock’s Black-Scholes value moving forward.

(2)

In accordance with SEC rules, amounts in this column reflect the aggregate grant date fair value of restricted stock units (“RSUs”) granted during 2022 computed in accordance with ASC 718, rather than the amounts paid or realized by the named individual. We provide information regarding the assumptions used to calculate the grant date fair value of our RSUs in Note 14 to our audited consolidated financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2022.

(3)	As of December 31, 2022, Mr. Conroy held (i) options to purchase 154,369 shares of our common stock, 142,558 of which were vested and exercisable as of such date; and (ii) 6,689 unvested RSUs.
(4)	As of December 31, 2022, Ms. Griffin held (i) options to purchase 81,453 shares of our common stock, 72,246 of which were vested and exercisable as of such date; and (ii) 6,689 unvested RSUs.
(5)	As of December 31, 2022, Dr. Hershberg held (i) options to purchase 142,369 shares of our common stock, 140,975 of which were vested and exercisable as of such date; and (ii) 6,689 unvested RSUs.
(6)	As of December 31, 2022, Mr. Neupert held (i) options to purchase 334,369 shares of our common stock, 332,975 of which were vested and exercisable as of such date; and (ii) 6,689 unvested RSUs.
(7)	As of December 31, 2022, Dr. Owen held (i) options to purchase 27,831 shares of our common stock, 20,188 of which were vested and exercisable as of such date; and (ii) 10,022 unvested RSUs.
(8)	As of December 31, 2022, Dr. Pellini held (i) options to purchase 99,369 shares of our common stock, 97,975 of which were vested and exercisable as of such date; and (ii) 6,689 unvested RSUs.
(9)	As of December 31, 2022, Ms. Trigg held (i) options to purchase 27,831 shares of our common stock, 20,188 of which were vested and exercisable as of such date; and (ii) 10,022 unvested RSUs.

Our board of directors has adopted a non-employee director compensation policy that is designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Specifically, we provided $50,000 annual cash retainer payments (increasing to $60,000 in 2023), payable quarterly in arrears, to each director who is not an employee of ours, with additional amounts for those serving as Lead Independent Director and chairpersons of our audit, compensation, and nominating and corporate governance committees, as set forth below:

Additional Annual Fee ($)
Lead Independent Director	35,000
Audit Committee Chairperson	20,000
Compensation and Human Capital Committee Chairperson	15,000
Nominating and Corporate Governance Committee Chairperson	10,000

In addition, subject to board discretion, each non-employee director initially elected or appointed to our board of directors will receive a grant of stock options and RSUs with a total target economic value equivalent to $400,000. With respect to the stock option grant, 25% of the shares vest on the first anniversary of the vesting commencement date and 1/48th of the shares vest in monthly installments thereafter, subject to continuous service through each applicable vesting date. With respect to the RSU grant, 25% of the shares vest on each of the first four anniversaries of the vesting commencement date, subject to continuous service through each applicable vesting date.

Each continuing non-employee director received a grant comprised 50% of stock options and 50% of RSUs with a total target economic value equivalent to $200,000 on the first meeting of our board of directors in 2022. Our non-employee director compensation policy updated on January 26, 2023, aligned the annual continuing non-employee director grant date with that of the grants made to our executive officers, unless the board of directors determines to award them on a different date, and increased the total target economic value to $250,000. With respect to the stock option grant, 1/12th of the shares vest on each of the first twelve months following the vesting commencement date, subject to continuous service through each applicable vesting date. With respect to the RSU grant, 100% of the shares vest on the first anniversary of the vesting commencement date, subject to continuous service through each applicable vesting date.

The aggregate amount of compensation under our 2019 Equity Incentive Plan (the “2019 Plan”), including both the grant date fair value of equity compensation and cash compensation, paid to any non-employee director in a calendar year will not exceed $750,000 for the first year of service and $600,000 for each year of service thereafter.

PROPOSAL 1: ELECTION OF DIRECTORS

Pursuant to our Articles of Incorporation and our Bylaws, the total number of directors constituting the board of directors is fixed from time to time by the board. The current authorized number of directors is fixed at eight. The board of directors is divided into three classes, each containing as nearly as possible an equal number of directors. The current term of office of our Class I directors expires at the Annual Meeting, while the term for our Class II directors will expire at our 2024 annual meeting of shareholders and the term for our Class III directors expires at our 2025 annual meeting of shareholders.

Based upon the recommendation of our nominating and corporate governance committee, the board has nominated Katey Owen, PhD and Robert Hershberg, PhD, MD, both current Class I directors, for election at the Annual Meeting. Each director elected at the Annual Meeting will serve a three-year term expiring at our 2026 annual meeting of shareholders and until his or her successor is duly elected and qualified as a Class I director, or until his or her earlier death, resignation or removal. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the two nominees named in this proxy statement.

The board of directors and the nominating and governance committee believe the skills, qualities, attributes and experience of our directors provide us with business acumen and a diverse range of perspectives to engage each other and management to effectively address our evolving needs and represent the best interests of our shareholders.

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the board of directors or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected and the board of directors has no reason to believe that any nominee will be unable to serve.

We confirm as well that vacancies on the board, including any vacancy created by an increase in the size of the board, may be filled only by a majority of the directors remaining in office, even though less than a quorum of the board, or a sole remaining director. A director elected by the board to fill a vacancy will serve until the next election of the class of directors for which such director was chosen and until such director’s successor is elected and qualified, or until such director’s earlier retirement, resignation, disqualification, removal or death.

Class I Director Nominees Biographies

Set forth below is biographical information for each nominee and a summary of the specific qualifications, attributes, skills and experiences which led our board of directors to conclude that each nominee should serve on the board of directors at this time.

Katey Owen, PhD, has served as a member of our board of directors since March 2021. Dr. Owen joined the Bill and Melinda Gates Foundation, a private foundation with the goal to enhance healthcare and reduce extreme poverty, in 2013 as Deputy Director of Vaccine Development. In 2017, she stepped into the role of Director, Neglected Tropical Diseases. In this role, Dr. Owen holds end-to-end responsibilities for a portfolio of investments with the goal to eliminate tropical diseases from the planet. In addition, Dr. Owen assumed the position of Director, Vaccine Development in November 2022, with responsibility for target selection, development and commercialization focusing on 100+ vaccine candidates. Prior to joining the Gates Foundation, Dr. Owen held roles of increasing responsibility at Merck & Co., including Executive Director, Merck Vaccines, Sr. Director, Merck Manufacturing Division, and Director, Merck Research Laboratories. Dr. Owen holds a PhD in Molecular Virology and a BS in Genetic Biology from Purdue University. We believe Dr. Owen is qualified to serve on our board of directors based on her extensive scientific expertise and strategic insights into commercialization and manufacturing at scale.

Robert Hershberg, PhD, MD, has served on our board of directors since February 2013. Dr. Hershberg is currently Chairman and CEO of Hillevax, a position he has held since 2020 and has been a Venture Partner at Frazier Healthcare Partners since March 2020. Formerly, from April 2017 to March 2020, Dr. Hershberg was the executive vice president and head of business development and global alliances at Celgene (acquired by Bristol-Myers Squibb in November 2019). He was employed in positions of ascending responsibility at Celgene since joining the company in 2014, including his role as Chief Scientific Officer from January 2016 to March 2020. Dr. Hershberg previously served in several roles at VentiRx Pharmaceuticals, Inc., a clinical stage biopharmaceutical company, which he co-founded in 2006, and was Chief Executive Officer of VentiRx from 2012 until the company’s acquisition by Celgene in February 2017. Dr. Hershberg currently serves on the board of directors of Fate Therapeutics, Inc., a public company specializing in cellular immunotherapies, on the board of directors of Recursion Pharmaceuticals, Inc., a public company specializing in drug discovery, and as a clinical faculty member at the University of Washington School of Medicine. Dr. Hershberg holds a PhD in Biology from the University of California, San Diego’s Affiliated PhD Program with the Salk Institute for Biological Studies and an MD and a BA from the University of California, Los Angeles. We believe Dr. Hershberg is qualified to serve on our board of directors based on his extensive technical expertise and executive leadership in the biotechnology industry.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE TWO NAMED CLASS I DIRECTOR NOMINEES.

Additional Biographical Information about Other Directors Not Standing for Election at this Meeting

Class II Directors with Terms Expiring at the 2024 Annual Meeting Biographies

Michelle Griffin has served on our board of directors since March 2019. Ms. Griffin currently serves on the board of directors of Acer Therapeutics, Inc., a public pharmaceutical company including as chair of the compensation committee. Ms. Griffin also currently serves on the board of directors of HTG Molecular Diagnostics, Inc., a public commercial-stage life sciences company. Ms. Griffin also currently serves on the board of directors of Chinook Therapeutics, a public clinical-stage biotechnology company, including as chair of the audit committee. Ms. Griffin previously served on the board of directors and as chair of the audit committee of PhaseRx, Inc., formerly a public company, from February 2016 to February 2018, OncoGenex Pharmaceuticals Inc. (now Achieve Life Sciences, Inc.) from August 2008 to January 2011 and Sonus Pharmaceuticals, Inc. (now Achieve Life Sciences, Inc.) from June 2004 to August 2008. Ms. Griffin served as Executive Vice President, Operations, and Chief Financial Officer at OncoGenex Pharmaceuticals, Inc. from January 2011 to April 2013, served as Acting Chief Executive, Senior Vice President and Chief Operating Officer at Trubion Pharmaceuticals, Inc. from November 2009 until its acquisition in October 2010 and as its Chief Financial Officer from January 2006 to November 2009; served as Senior Vice President and Chief Financial Officer of Dendreon Corp. from August 2005 to January 2006, and served as Chief Financial Officer of Corixa Corp from October 1997 until its acquisition in August 2005. Ms. Griffin holds a BS in marketing from George Mason University and an MBA from Seattle University. We believe Ms. Griffin is qualified to serve as a member of our board of directors based on our review of her extensive operational experience in the biotechnology industry and deep experience in public company financial matters.

Peter Neupert has served as a member of our board of directors since December 2013. Mr. Neupert served as an Operating Partner at Health Evolution Partners, a private equity fund, from February 2012 to July 2014. Prior to joining Health Evolution Partners, Mr. Neupert served as Corporate Vice President, Health Solutions Group at Microsoft from August 2005 to January 2012, and as the Chief Executive Officer and Chairman of the board of directors of Drugstore.com, which he joined in July 1998. Mr. Neupert currently serves on the board of directors of Laboratory Corporation of America Holdings, a public clinical laboratory company, and he previously served as a member of the board of directors of NextGen Healthcare, Inc., a public software company, and several private companies. Mr. Neupert served as a member of the Board of Trustees of Fred Hutchinson Cancer Research Center from June 2007 to June 2020. Mr. Neupert holds an MBA from the Tuck School of Business at Dartmouth College and a BA in Philosophy from Colorado College. We believe Mr. Neupert is qualified to serve on our board of directors based on his extensive experience in leadership roles in the health services sector and as a member of the board of directors of several organizations in the biotechnology industry.

Leslie Trigg has served as a member of our board of directors since March 2021. Ms. Trigg has served as President and Chief Executive Officer and member of the board of directors of Outset Medical Inc., a medical technology company transforming dialysis care, since November 2014. Ms. Trigg also serves on the board of directors of ARYA Sciences Acquisition Corp IV, a public special purpose acquisition company sponsored by an affiliate of Perceptive Advisors LLC. Ms. Trigg was an Executive in Residence at Warburg Pincus, a private equity firm, from March 2012 to March 2014. Prior to that, Ms. Trigg served in several roles at Lutonix (acquired by CR Bard), a medical device company, from January 2010 to February 2012, most recently as Executive Vice President, and as Chief Business Officer of AccessClosure (acquired by Cardinal Health), a medical device company, from September 2006 to June 2009. She also previously held positions with FoxHollow Technologies (acquired by ev3/Covidien), a manufacturer of devices to treat peripheral artery disease, Cytyc, a diagnostic and medical device company, Pro-Duct Health (acquired by Cytyc), a medical device company, and Guidant, a cardiovascular medical device company. Ms. Trigg holds a BS from Northwestern University and an MBA from The Haas School of Business, UC Berkeley. We believe Ms. Trigg is qualified to serve on our board of directors based on her executive leadership experience in the biotechnology industry, including experience managing sustained revenue and commercial growth in a strategic manner.

Class III Directors with Terms Expiring at the 2025 Annual Meeting Biographies

Chad Robins co-founded our company in September 2009 and has served as our Chief Executive Officer and a member of our board of directors since incorporation. Mr. Robins currently serves on the board of directors of CM Life Sciences III, Inc., a public special purpose acquisition company sponsored by affiliates of Casdin Capital, LLC and Corvex Management LP. Mr. Robins served on the board of directors of ARYA Sciences Acquisition Corp II, a public special purpose acquisition company, from June 2020 to October 2020. Prior to co-founding our company, Mr. Robins held numerous executive-level positions in medical technology, investment and real estate companies. Mr. Robins holds an MBA from The Wharton School at the University of Pennsylvania and a BS in Managerial Economics from Cornell University. We believe Mr. Robins is qualified to serve as a member of our board of directors based on our review of his experience, qualifications, attributes and skills, including co-founding our company and his executive leadership experience in the biotechnology industry.

Kevin Conroy has served on our board of directors since April 2019. Mr. Conroy has served as the Chief Executive Officer and Chairman of the board of directors of Exact Sciences Corporation, a public molecular diagnostic company, since March 2009. Prior to joining Exact Sciences Corporation, Mr. Conroy served as Chief Executive Officer of Third Wave Technologies, Inc., a molecular diagnostics company, from December 2005 to August 2008. From July 2018 to July 2020, Mr. Conroy served on the board of directors of ARYA Sciences Acquisition Corp., a public special purpose acquisition company sponsored by an affiliate of Perceptive Advisors LLC that ultimately acquired Immatics N.V. From February 2021 to September 2021, Mr. Conroy served on the board of directors of CM Life Sciences II Inc., a public special purpose acquisition company that ultimately acquired SomaLogic, Inc., and served on the board of SomaLogic, Inc., until November 2021. Mr. Conroy also served on the board of directors of Epizyme, Inc., a public clinical-stage biopharmaceutical company, from February 2017 until August 2022. Mr. Conroy holds a JD from the University of Michigan Law School and a BS in Electrical Engineering from Michigan State University. We believe Mr. Conroy is qualified to serve on our board of directors because of his extensive business, legal and executive leadership experience in the biotechnology industry.

Michael Pellini, MD, has served on our board of directors since February 2018. Dr. Pellini currently serves as a Managing Partner of Section 32, LLC, a technology and life sciences-based venture capital fund. Dr. Pellini currently serves as a member of the board of directors of the Personalized Medicine Coalition, a nonprofit organization, the Mission Hospital Foundation, a nonprofit organization, Sema4 Holdings Corp., a public health machine learning company, Singular Genomics Systems, Inc., a public development-stage life sciences company, and several private companies. Dr. Pellini previously served as Chairman of the board of directors, Chief Executive Officer and President at Foundation Medicine, Inc., a molecular information company, which was acquired by the Roche Group in 2018. Dr. Pellini holds an MD from Jefferson Medical College, an MBA from Drexel University and a BA in Economics from Boston College. We believe Dr. Pellini is qualified to serve on our board of directors because of his medical and clinical experience in the biotechnology industry.

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers:

Name	Age	Position(s)
Chad Robins	48	Chief Executive Officer and Chairman
Julie Rubinstein	51	President and Chief Operating Officer
Harlan Robins, PhD	50	Chief Scientific Officer
Sharon Benzeno, PhD	49	Chief Commercial Officer, Immune Medicine
Nitin Sood	50	Chief Commercial Officer, MRD
Tycho Peterson	50	Chief Financial Officer
Francis Lo	42	Chief People Officer
Stacy Taylor	63	Senior Vice President, General Counsel and Corporate Secretary

The following is a biographical summary of the experience of our executive officers, with the exception of Mr. Robins, whose biographical summary is set forth under the caption “Additional Biographical Information about Other Directors Not Standing for Election at this Meeting.”

Julie Rubinstein has served as our President since February 2018 and has assumed a strategic operating role in April 2023, replacing Mark Adams as Chief Operating Officer. Previously at Adaptive, Ms. Rubinstein served as our Chief Business Officer from January 2016 to February 2018, and our head of Corporate and Business Development from April 2011 to January 2016. Prior to joining us, Ms. Rubinstein held various worldwide commercial development roles at Pfizer Inc.’s Oncology division, primarily focusing on cancer immunotherapy. She also served in various roles with Johnson & Johnson Services, Inc., including in Europe. Ms. Rubinstein currently serves on the Board of Trustees for The Valerie Fund, a pediatric oncology organization in New Jersey and New York. Ms. Rubinstein holds an MBA from Harvard Business School and dual undergraduate degrees from The Wharton School and Annenberg School of Communications at the University of Pennsylvania.

Harlan Robins, PhD, co-founded our company in September 2009 and has served as either our Chief Scientific Officer or our Head of Innovation since incorporation. Dr. Robins has served in various roles in the Computational Biology Program at Fred Hutchinson Cancer Research Center, including as an Assistant Faculty Member from 2006 to 2011, as an Associate from 2011 to April 2016 and as a Full Member and the Head of the program from April 2016 to June 2019. Dr. Robins currently serves on the board of directors of CM Life Sciences III, Inc., a public special purpose acquisition company sponsored by affiliates of Casdin Capital, LLC and Corvex Management LP. Dr. Robins holds a BS in Physics from Harvard University and an MS and PhD in Physics from the University of California, Berkeley with a visiting appointment to the California Institute of Technology. Dr. Robins received postdoctoral appointments in the particle theory group at the Weizmann Institute of Science in Israel and at the Institute for Advanced Study at Princeton University. At Princeton, Dr. Robins developed bioinformatics algorithms for micro-RNA targets and bacterial genome analysis.

Sharon Benzeno, PhD, has served as our Chief Commercial Officer, Immune Medicine since April 2022. Before this, she served as Chief Business Development Officer from April 2020 to April 2022, Senior Vice President, Drug Discovery from February 2018 to April 2020 and in business development roles of ascending responsibility from September 2014 to February 2018. Prior to joining us, Dr. Benzeno served as Senior Director at Elsevier Inc., a healthcare informatics company, from December 2013 to September 2014, as Senior Manager in the oncology business unit at Capgemini SE, a French consulting and technology services company, from May 2011 to December 2013, and as Oncology Alliance Manager and Senior Scientific Manager at AstraZeneca plc from September 2005 to May 2011. Dr. Benzeno holds a PhD in Biomedical Sciences from New York University School of Medicine, an MBA in Finance and Leadership from New York University Stern School of Business and a BA in Biochemistry from New York University. Dr. Benzeno completed a postdoctoral fellowship in cancer biology at the University of Pennsylvania Abramson Cancer Center.

Nitin Sood has served as our Chief Commercial Officer, MRD since April 2022, and prior to that, served as Chief Commercial Officer from August 2021 to April 2022. Prior to joining us, Mr. Sood was Senior Vice President at Guardant Health from July 2019 to July 2021. Mr. Sood served as GM of Tecan Genomics from September 2018 to March 2019. From June 2016 to September 2018, Mr. Sood was Chief Executive officer of NuGEN, a leader in NGS sample prep, where he led NuGEN’s successful acquisition by Tecan AG in September 2018. Mr. Sood’s experience also includes leading global businesses at Perkin Elmer and Agilent Technologies where he held General Manager roles spanning a portfolio of products in genomics, pathology, imaging and automation. Mr. Sood holds a master’s degree in computer science from Ball State University and a master’s degree in molecular biology from Delhi University.

Tycho Peterson has served as our Chief Financial Officer since June 2022. Prior to joining us, Mr. Peterson held roles of increasing responsibility at J.P. Morgan Chase & Co, an investment bank, from May 1999 to June 2022, most recently serving as a Managing Director, Global Equities. Mr. Peterson currently serves on the board of directors of SomaLogic, Inc., a public clinical diagnostics company. Mr. Peterson holds an MBA and a master’s degree in biology from the University of Oxford, and a BS in biology from Cornell University.

Francis Lo has served as our Chief People Officer since May 2019. Prior to joining us, from March 2017 to April 2019, Mr. Lo served as Vice President, Human Resources at Whole Foods Market, Inc., an operator of natural and organic food supermarkets. From August 2011 to March 2017, Mr. Lo also served in various roles of ascending responsibility with Starbucks Corporation, a public specialty coffee company, including as Director, Global Talent Management from October 2015 to March 2017. Mr. Lo holds an MBA in Business Administration from Stanford University Graduate School of Business and a BA in the Plan II Honors Program (Interdisciplinary Studies with Business Focus) from the University of Texas at Austin.

Stacy Taylor has served as our Senior Vice President, General Counsel since March 2019, and before that, in our legal department in roles of ascending responsibility since March 2018. Prior to joining us, Ms. Taylor served as Senior Associate General Counsel for BTG International plc, a global specialist healthcare company, from July 2017 to March 2018. Prior to joining BTG, Ms. Taylor was a partner at the law firm of DLA Piper LLP (US) from 2007 to 2017, and prior to that practiced intellectual property law in private practice from 1985 to 2007. Ms. Taylor holds a JD from California Western School of Law and a BS in Biological Sciences, Anatomy and Physiology from California Polytechnic State University at San Luis Obispo.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (“CD&A”) describes the philosophy, design, objectives, process, components and additional aspects of our 2022 executive compensation program. This CD&A is intended to be read in conjunction with the tables that immediately follow this section, which provide further compensation information for the following named executive officers.

Name	Position
Chad Robins	Chief Executive Officer and Chairman
Tycho Peterson(1)	Chief Financial Officer
Sharon Benzeno	Chief Commercial Officer, Immune Medicine
Harlan Robins, PhD	Chief Scientific Officer
Julie Rubinstein	President and Chief Operating Officer
Chad Cohen(1)	Former Chief Financial Officer
Kyle Piskel(1)	Interim Chief Financial Officer (February to May 2022)

(1)	In June 2022, Mr. Peterson replaced Mr. Cohen, who resigned in February 2022, in the permanent Chief Financial Officer role. Mr. Piskel served as Chief Financial Officer in the interim.

2022 Say-on-Pay Voting Results, Our Responsiveness, and Pay-Versus-Performance Alignment

We started our journey as a public company in 2019 and continue our journey of growth and maturation today. As a result, we annually assess the competitiveness of our executive compensation and governance policies and practices relative to other similarly-situated companies. Our executive compensation program is structured to incentivize and reward strong corporate performance that leads to long-term value creation. The corporate performance portion of our annual non-equity incentive awards draws directly from the achievement of corporate goals we establish each year.

Last year we held our second Say-on-Pay vote, which received 62% support. With the participation of director and compensation committee chair Dr. Hershberg, we engaged in one-on-one shareholder engagement discussions with investors in early 2023 to obtain additional feedback about our corporate governance processes, compensation philosophy, and executive compensation program design. We have addressed comments we received where pertinent within this proxy statement.

With respect to feedback received in meetings with several of our shareholders and director Dr. Hershberg concerning our compensation program, we have made the following changes to our executive compensation program and policies:

•	Replaced time-based stock option grants with a mix of performance stock unit (“PSU”) and RSU awards for Mr. Robins in 2022 and for Dr. Robins in 2023.

•

Maintained Mr. Robins’ target long-term incentive pay level in each of 2022 and 2023, which resulted in target pay positioned in proximity of the median of our peer group (20% below our peer group’s 75th percentile).

•	Eliminated the internal share-to-option conversion ratio of 2.5 and instead relied on our calculated Black-Scholes value when we determined the number of options granted in 2023.

•	Increased the weighting of formulaic components of our annual incentive program and improved disclosure within this Compensation Discussion and Analysis statement accordingly.

•	Added stock ownership guidelines for our executives and directors effective in 2023.

•	Eliminated payment as of 2023 of an annual retainer to a driver for transportation use by our CEO, other executives and directors.

In October 2022, the SEC adopted final rules implementing the clawback provisions of the Dodd-Frank Act and we will update our policy in accordance with Nasdaq’s updated listing standards, as required by the final rules.

In our evaluation of CEO pay, we also considered the alignment between pay and performance through target, reported, and realizable pay. Given the emphasis we place on equity compensation to align our executives’ interests with our shareholders’, this allowed us to view pay not just as an absolute number but as an evolving valuation, dependent on Adaptive’s stock price performance. As a part of this review, the committee felt that the executive compensation structure has appropriately aligned realizable pay with our stock price performance over the 2020 through 2022 timeframe, as illustrated below:

2020-2022 CEO Target Pay vs. Reported Pay(1) vs. Realizable Pay (in thousands)

(1)

Reported pay defined as value as reported in the Summary Compensation Table for each applicable pay element. Realizable pay defined as realizable value of awards – bonus payouts are defined as actual, and equity awards valued at the Company’s stock price as of January 1, 2023, with the 2022 PSU award payout shown at the trending threshold level (based on our relative TSR performance against the constituents of the S&P Biotechnology Select Industry Index through the end of 2022) and options shown using the intrinsic “in-the-money” value.

Executive Compensation Design and Philosophy

Our executive compensation philosophy influences all facets of our compensation program as summarized below.

Our Compensation Objectives

•	Link pay to performance and strategy by aligning compensation with achieving relevant financial, strategic and individual performance goals.

•	Utilize a pay-for-performance model that delivers a majority of our named executive’s total compensation based on the achievement of individual and corporate objectives and stock price performance.

•	Our Chief Executive Officer and (starting in 2023) Chief Scientific Officer (our co-founders) receive half of their incentive compensation in PSUs.

•	Utilize variable compensation components tied to the achievement of annual and long-term objectives.

•

Aim for at least 50% of target compensation to be delivered in the form of equity awards; and regularly review executive officer compensation elements to maintain a competitive pay level and pay mix to market.

•	Provide a heavy weight of incentives toward long-term equity that aligns with the interests of shareholders, rewarding long-term sustainable performance.

•	Maintain target compensation at or near the median of our peer group.

•	Utilize stock ownership guidelines to discourage short-term decision-making over driving long-term performance.

How We Aligned Pay Mix to Our Compensation Objectives in 2022

•

Set 93% of CEO’s compensation (excluding the “All Other Compensation” category) and 92% of other NEO compensation (excluding the “All Other Compensation” category) at risk and aligned with short-and long-term performance.

•	Set 87% of CEO’s compensation and 89% of other NEO compensation in equity-based grants aligned to long-term performance.

•	Adopted stock ownership guidelines for all executives effective January 2023.

It is our belief that our compensation philosophy, in practice, promotes a strong linkage across our financial performance and strategic objectives, individual performance and total shareholder return. Our compensation mix balances the achievement of our short-term goals with our long-term performance and attracts, motivates, rewards and retains top-performing senior executives.

Elements of Executive Compensation

Element of Pay	Base Salary	Annual Incentive Program	Long-Term Incentive Program
Why It Is Provided	Base level of compensation for carrying out day-to-day responsibilities	Incentivizes delivery of corporate goals that position the Company for future growth and allows for an assessment of individual contributions to intra-year results

Incentivizes sustainable long-term company growth

Aligns executives with shareholder experience and ties compensation more closely to performance for Mr. Robins and Dr. Robins

Annual target LTI levels can reflect role-based market dynamics and individual contributions

Fixed Pay or Variable Pay	Fixed	Variable	Variable

Delivery Vehicle	Cash	Cash	RSUs & PSUs for Mr. Robins in 2022 RSUs & Options for NEOs other than Mr. Robins and Mr. Cohen in 2022

Establishing Target Equity Values for our Co-Founders

Our two co-founders (our CEO Mr. Robins and Chief Scientific Officer Dr. Robins) continue to play critical roles in driving our business forward. We believe that both are essential to our current and future success. When establishing their target compensation, we reference role-specific peer group pay data to understand the competitiveness of their target pay opportunities. We reference peer CEO pay levels for Mr. Robins and an average of peer highest-paid and second-highest paid non-CEO pay data for Dr. Robins. These role-calibrated market benchmarks are then used to establish individual target pay levels for the CEO and Chief Scientific Officer roles.

Although the peer group benchmarking data would have historically supported higher compensation for Mr. Robins, he has recommended to the compensation committee since 2020 that he not receive an actual equity grant value greater than the equity grant value awarded to Dr. Robins. The compensation committee, having already determined market-competitive individual target equity values for each executive using the methodology described above, elected to average the individually-calibrated target equity values to ensure a “zero-sum” process between actual grants to the co-founders and their role-based target equity values. The compensation committee believes that this process recognizes the criticality of each of our co-founders to our success and the expansive scope of our co-founders’ roles. Accordingly, the compensation committee approved target equity grant levels of $6,000,000 for each of Mr. Robins and Dr. Robins in 2022 and maintained that grant level without increase for 2023.

Equity Mix for our Co-Founders: Performance and Time-Based Incentives

In 2022, the compensation committee undertook a full assessment of our Chief Executive Officer compensation program and elected to introduce PSUs for Mr. Robins to better align with our compensation philosophy. The shares of common stock that may be earned under PSU awards are calculated based upon our TSR (“Company rTSR”) during the performance period as measured against the total shareholder return of a comparator group of companies comprising the S&P Biotechnology Select Industry Index (the “Index”) as of the date of grant, subject to certain adjustments to such index group (the “index TSR”) as set forth in the Form of Performance Units Agreement representing the PSU awards (the “PSU Award Agreement”).

Company rTSR and index TSR are each calculated as set forth in the PSU Award Agreement. Achievement between the threshold and maximum percentiles will be interpolated on a straight-line basis. If the threshold percentile is not achieved the PSUs shall be forfeited, and if the Company rTSR is negative, Mr. Robins cannot earn more than the target number of shares. The Company employs a Monte Carlo simulation to assess valuation for accounting purposes under ASC 718.

We note that the historical volatility in stock price experienced by the Company compared to the Index peer group can produce accounting divergence between the intended economic value of the PSU Awards and the Monte-Carlo derived accounting value. As a compensation philosophy, the Company believes that PSU recipients should not be penalized as a result of such a divergence, as the Monte-Carlo model includes a number of assumptions inputs that are outside of the Company’s control. Therefore, the target numbers of PSUs awarded reflects the intended valuation notwithstanding variations in the underlying Monte-Carlo (accounting) value.

The payout scale for our PSUs is as follows:

Company rTSR (as a percentile of index TSR)	Shares Earned as Percent of Target
Below 33rd Percentile	0%
33rd Percentile	50%
50th Percentile	100%
75th Percentile and Above	200%

The target number of the PSU and RSU awards granted to Mr. Robins on March 4, 2022 are summarized as follows:

Vehicle	Percentage of Long-Term Pay	Target Grant Value	Target Number of Units
RSUs	50%	$3,000,000	247,117
PSUs	50%	$3,000,000	247,117

As noted, the compensation committee introduced PSUs for Dr. Robins in 2023 to acknowledge his critical role in expanding our suite of products and services and further strengthen the link between his compensation and our stock performance relative to our peers. As noted, the long-term incentive pay for Mr. Robins and Dr. Robins was not increased from 2022, with both executives being awarded target equity pay of $6,000,000. The structure of the PSU program was unchanged from its introduction in 2022.

The target number of the PSU and RSU awards granted to Mr. Robins and Dr. Robins on March 6, 2023 are summarized as follows:

Vehicle	Percentage of Long-Term Pay	Target Grant Value	Target Number of Units
RSUs	50%	$3,000,000	354,610
PSUs	50%	$3,000,000	354,610

Employing the PSU Award payout methodology described above, the payout levels achievable under the 2022 PSU Award (to Mr. Robins) and the 2023 PSU Awards (to Mr. Robins and Dr. Robins), with linear interpolation between performance levels, are as follows:

Company rTSR (as a percentile of index TSR)	% Multiplier (applied to the target number of PSUs)	Payout Level for 2022 PSU Award	Payout Level for 2023 PSU Award
Less than 33%	0%	—	—
33% (Threshold)	50%	123,558	177,305
50% (Target)	100%	247,117	354,610
75% (Maximum)	200%	494,234	709,220

In summary, the 2022 and 2023 PSU Awards were designed to tie recipient compensation directly to shareholder return relative to our comparator group as opposed to a focus solely on increases in stock price that may be primarily driven by external or sector-based events. We believe the decision to grant Mr. Robins and Dr. Robins the PSU Awards represents an important evolution of our pay-for-performance philosophy.

Compensation Program

The compensation committee assesses the effectiveness of our executive compensation program from time to time and reviews risk mitigation and governance matters. The compensation committee, during its first meeting of the year, addresses achievement of the prior year’s corporate goals for purposes of determining annual cash incentives. Following that, most of the significant adjustments to compensation are made to base salary, annual cash incentive and equity awards at the compensation committee’s second meeting of the year, typically held during the first quarter.

Specific issues considered with respect to compensation for 2022 included salary, annual cash incentives and equity compensation in light of our third year as a public company, the impact of the COVID-19 pandemic on healthcare services and company operations as well as the evolving markets for immune medicine products and services; equity compensation programming, including the development of guidelines to be used for future equity grant cycles, the proper mix of equity vehicles, providing overall pool budgeting and modeling and providing updates with regards to long-term incentive trends among peers; and the non-executive equity compensation program design and effects on employee retention and engagement.

The compensation committee also considers matters related to individual current and future officer compensation, such as compensation for prospective new hires in support of both our established and emerging lines of business, as well as high-level issues related to compensation strategy, such as efficacy of current strategy, potential modifications to the strategy, risks created by that strategy, new regulatory requirements and/or the adoption of new trends, and both recruitment and retention concerns, at various meetings throughout the year. For executives other than the Chief Executive Officer, the compensation committee solicits and considers evaluations and recommendations submitted to the committee by the CEO acting as a representative of management. Such recommendations consider internal pay equity, changes in responsibilities, compensation levels for similar positions in the industry, company performance, total targeted and historical compensation, and personal performance and contributions.

In the case of our CEO Mr. Robins, the evaluation of his performance is conducted by the compensation committee with feedback from the board of directors, which determines any adjustments to his compensation, as well as awards to be granted. The compensation committee weighs Mr. Robins’ guidance as a part of a greater assessment of our strategic goals and corporate performance when setting executive officer pay. With respect to Mr. Robins’ compensation, the same considerations are made by the compensation committee and Mr. Robins is not and cannot be present during voting or deliberations concerning his compensation. In addition, for all executives and directors as part of its deliberations, the compensation committee may review and consider, as appropriate, materials that it deems relevant, but the compensation committee does not consider post-employment compensation arrangements, such as executive severance agreements, when determining annual compensation.

Role of the Compensation Consultant

Our compensation committee may, in its sole discretion, retain or obtain the advice of one or more compensation consultants. During 2022, Semler Brossy Consulting Group, LLC (Semler Brossy) provided our compensation committee with a competitive assessment of executive compensation comprised of comparative data regarding compensation trends and practices in our industry, based upon an appropriate list of peer companies. Semler Brossy also provided research assistance to the compensation committee in developing the peer group referenced below.

The compensation committee believes that working with an independent compensation consultant furthers our objectives to recruit and retain qualified executives, align executive interests with those of shareholders and ensure that executive compensation packages will appropriately motivate and reward ongoing achievement of business goals. The compensation committee assessed Semler Brossy’s independence in 2022 and determined there were no conflicts of interest. We further expect that, in the future, our compensation committee will continue to engage independent compensation consultants to provide additional guidance on our executive compensation programs and to conduct competitive benchmarking against our peer group of publicly traded companies on an annual basis. Our compensation committee will review information regarding the independence and potential conflicts of interest of any compensation consultant it may engage and ultimately makes its own decisions on executive compensation matters.

During 2022, Semler Brossy provided the following services to our compensation committee with respect to our 2022 compensation matters:

•	Provided a review and recommendation with respect to adjustments to our peer group.

•	Conducted a competitive benchmarking assessment comprised of comparative data on the compensation levels for our executive compensation and equity usage based on the peer group.

•	Provided information on executive compensation trends and practices in our industry.

Use of Market Data

For purposes of comparing our executive compensation, including the compensation of our named executive officers, against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of public life sciences companies whose businesses we believe are most pertinent in comparability to our core business areas of MRD and immune medicine, for example by operating at similar levels in the diagnostics, therapeutics and/or drug discovery spaces. The peer group companies that are selected are also similar to us on an enterprise level in terms of market capitalization, revenue, stage of development and number of employees. The compensation committee reviews our compensation peer group at least annually and makes adjustments to our peer group if necessary, taking into account changes in both our business and our peer companies’ businesses.

The compensation committee referenced data from the following peer group companies when considering pay for 2022:

10x Genomics, Inc.	Exact Sciences Corporation	Natera, Inc.

Allogene Therapeutics, Inc.	Fate Therapeutics, Inc.	NeoGenomics Laboratories, Inc.

bluebird bio, Inc.	Guardant Health, Inc.	Repligen Corporation

Blueprint Medicines Corporation	Halozyme Therapeutics, Inc.	Twist Biosciences Corporation

BridgeBio Pharma, Inc.	Invitae Corporation	Veracyte, Inc.

CareDx, Inc.	NanoString Technologies, Inc.

The compensation committee also referenced biotechnology and life science companies in the Radford Global Compensation Database when evaluating the competitiveness of our named executive officers’ target pay opportunities. For 2022, the compensation committee targeted the median percentile for base salary and bonus while targeting the 75th percentile for equity compensation, in order to increase the amount of at-risk compensation for executive officers and further align shareholders and executive officers. However, an executive officer’s established target pay level could be positioned above or below these market levels based on individual factors, including but not limited to tenure in role, performance in role, company or segment performance, and future leadership potential.

Elements of Executive Compensation

Base Salary

In 2022, the compensation committee made market adjustments to the base salaries of our executive officers to bring their salaries in-line with those of similar positions at our peer group. In the first quarter of 2023, the compensation committee conducted its annual review of the base salaries of our named executive officers. Consistent with our ongoing focus on reducing operating expenses, no executive officer received an increase in base salary for 2023.

Annual Incentives

We provide annual incentives to create a direct correlation between the executive’s role and responsibilities and the ability to earn variable pay. Achievement of these goals are then evaluated alongside individual goals for each executive. We believe that the financial metrics in our incentive program provide ample liquidity to efficiently fund our progression to profitability, while our business goals ensure diligent execution against critical milestones toward expansion of our product base and pipeline.

Incentive Compensation and 2022 Goals Achievement

The compensation committee determines the achievement level for each of the goals and the overall payout, not to exceed 125% of target except in extraordinary circumstances, based on the weighted achievement of the goals. Mr. Robins’ annual incentive is weighted 100% to corporate goals, and all other named executive officer annual incentives are weighted 75% to corporate goals and 25% to individual performance.

Goal Category(1)	Goals	Target Goal		Performance		Outcome	Payout
Formulaic Goals
Financial (70%)	Revenue (40%)(2)		$195 million		$185 million	Above Threshold	32%
	Bookings (10%)(2)	>$	95 million		$148 million	Achieved	10%

	Cash Preservation (20%)(2)	>$	335 million at fiscal year end	$ end ($	498 million at fiscal year 373M pro-forma)	Achieved	20%
Qualitative Assessment

MRD (15%)	Diagnostic and Clinical Pipelines		Qualitative Assessment			Achieved	15%
Immune Medicine (15%)	T-Detect Genentech Collaboration		Qualitative Assessment			Achieved 1 of 2	8%
TOTAL							85%

(1)	There was an additional 10% kicker for employee engagement that was not achieved and had no payout.
(2)

The threshold revenue goal was $180 million and the maximum goal was $210 million. Achievement at threshold and maximum would have resulted in payouts for the revenue component of 70% and 150%, respectively. The Bookings and Cash Preservation goals did not contain threshold or maximum objectives. Cash preservation goal includes cash, cash equivalents and marketable securities and was evaluated without giving consideration to the impacts of the proceeds from our Revenue Interest Purchase Agreement in September 2022.

For 2022, performance against the 2022 corporate goals was mixed, with the company achieving the target performance level for certain goals while falling short of others (relating principally to development of diagnostic signals given the 2022 suspension of our T-Detect product line). Overall corporate goal achievement was at 85% of goal, as noted in the preceding table.

Individual executive performance was evaluated by Mr. Robins at year end, considered in conjunction with bonus payout data from peer companies, and approved by the board of directors. In support of the Company’s ongoing efficiency measures, Dr. Robins and Ms. Rubinstein accepted a 10% reduction in their individual performance-based incentive awards. Other NEOs received 100% of their individual performance-based award target (25% of base salary).

As such, the compensation committee approved the funding of corporate goal-based bonuses for all of the named executive officers at 85% for 2022 and individual performance-based bonuses by the named executives as evaluated by Mr. Robins between 90% and 100% as noted through 2022, resulting in the following payouts:

Named Executive Officers	2022 Target Annual Incentive(1) (% of Salary)	2022 Target Annual Incentive Opportunity ($)	2022 Annual Incentive Award Earned(1) ($)	2022 Actual Incentive Award Earned (% of Target)
Chad Robins	80	530,400	450,840	85
Tycho Peterson(2)	50	124,589	110,573	89
Sharon Benzeno	50	237,500	210,781	89
Harlan Robins, PhD	50	265,225	228,757	86
Julie Rubinstein	50	265,225	228,757	86
Chad Cohen(2)	—	—	—	—
Kyle Piskel(2)	30	88,065	78,158	89

(1)	The amounts reported for Mr. Peterson are pro-rated to reflect his start date of June 1, 2022.
(2)	In June 2022, Mr. Peterson replaced Chad Cohen, who resigned in February 2022, in the permanent Chief Financial Officer role. Mr. Piskel served as Chief Financial Officer in the interim.

Long-Term Equity Incentive Awards Other than Performance Stock Units

We grant equity incentive awards to our named executive officers in order to align their long-term economic interests with those of our shareholders, create an enduring ownership culture, and encourage contributions that drive our performance and increase our valuation. We typically make equity grants to each of our executive officers upon commencement of employment, annually in conjunction with our review of their individual performance and in connection with a promotion. Accordingly, we believe equity compensation is a crucial component of any competitive executive compensation package we offer.

All of our named executive officers, with the exception of Mr. Robins, received grants of non-qualified stock options and RSUs during 2022. In terms of award mix, the compensation committee intended for 50% of the target economic value of the annual equity award to be represented by a stock option award and 50% to be represented by an RSU award. For 2022 option awards, the number of option shares was determined by dividing the target economic value of each individual’s stock option award by the closing price of our common stock on the date of grant and multiplying the result by an internal share-to-option conversion ratio of 2.5. This conversion ratio for 2022 was determined holistically with consideration to historical valuation methods, with additional consideration paid to market and sector volatility and internal consistency with prior awards. This methodology was applied consistently for all stock option awards made to executive officers in 2022.

These awards are all subject to time-based vesting conditions. The RSUs typically vest with respect to 25% on the first four anniversaries of the vesting commencement date. The stock options typically have a ten-year term and vest with respect to 25% on the first anniversary of the vesting commencement date and then in 36 equal monthly installments thereafter. We believe that stock options are performance-based given their linkage to the stock price on the date of grant through the exercise price (i.e., participants can only realize value to the extent that our share price increases above the exercise price). For a description of the equity awards granted to our named executive officers during 2022, see the “Summary Compensation Table” and the “Grants of Incentive Plan-Based Awards” table below.

Share Ownership Guidelines

In 2022, we adopted executive and director share ownership guidelines that became effective on January 1, 2023. Under these guidelines, executives and directors must attain and hold the levels of ownership shown below within a 5-year period following adoption or future hire. Shares counting towards these guidelines include any direct stock holdings by the individual, as well as any unvested RSUs (discounted assuming a 50% tax rate). Individuals who have not yet complied with the share ownership guidelines will be required to hold not less than 50% of all shares delivered up on vesting or exercise of equity awards under our equity incentive plans then in effect, net of shares sold or withheld to cover taxes or the exercise price of stock options.

Group	Required Multiple	Multiple Definition
CEO	6x	Base salary
Other Executives	1x	Base salary
Non-Employee Directors	3x	Annual cash retainer

401(k) Plan

In 2012, we adopted a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. All participants’ interests in their contributions are 100% vested when contributed. We match participant contributions up to $3,000 annually. The retirement plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code.

Perquisites and Other Benefits

Starting in 2020, certain of our named executive officers, specifically Mr. Robins, received certain benefits that are considered “perquisites” for purposes of the SEC rules regarding compensation disclosure, including car and driver services used by Mr. Robins, other executives and directors. While our compensation committee was provided with the estimated cost and value of these services, the services were not given significant consideration in determining compensation.

Health and Welfare Plans

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including medical and dental benefits, short-term and long-term disability insurance and life insurance.

Employment Arrangements and Severance Benefits

We have employment agreements with each of our executive officers, including our named executive officers, which set forth their basic terms of at-will employment. All of our current executive officers are also parties to an executive severance agreement. We believe reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executives, so the executive severance agreements aligned us with current market practice, including providing double-trigger severance arrangements in connection with a change in control and no excise tax gross-up payments for any change in control payments, and we believe they do and will facilitate both hiring and retention of senior executives. The PSU Award granted in 2022 also provides Mr. Robins with certain protections related to his PSUs upon qualifying terminations. For detailed descriptions of each of the named executive officers’ arrangements, see “Employment Arrangements with our Named Executive Officers.”

Compensation Risk Considerations

From a risk management standpoint, compensation structure is designed to align all Adaptive employees (including executive officers) with shareholders, with a similar risk and reward structure. With respect to our annual cash incentive plan compensation, risk is managed through a balancing of individual and corporate goals, with those corporate goals in turn being balanced among financial, operational, and milestone achievements. Regarding equity compensation, we believe that RSUs have a powerful retention effect, and stock option awards allow employees to participate in significant upside on a leveraged basis over the long term. The compensation committee reviews and discusses with management on an ongoing basis the risks arising from our compensation philosophy and practices generally applicable to our employees to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks. There is ongoing dialogue regarding the risk and reward alignment of our executive compensation. During 2022, our management, with oversight and review from our General Counsel, conducted an assessment of our compensation policies and practices and determined that current practices were not reasonably likely to have a material adverse effect.

Compensation Committee Report

This Compensation Committee Report shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent we incorporate such report by specific reference.

The committee has reviewed and discussed the CD&A with our management. Based on this review and these discussions, we have recommended to the board of directors that the CD&A be included in our Annual Report on Form 10-K and our proxy statement.

The preceding report has been furnished by the following members of the compensation committee:

Robert Hershberg, PhD, MD, Chair

Peter Neupert

Kevin Conroy

COMPENSATION TABLES

Summary Compensation Table

The following table represents information regarding the total compensation awarded to, earned by or paid to our named executive officers during the years ended December 31, 2022, 2021 and 2020:

Name and Principal Position	Year	Salary ($)		Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation ($)		Total ($)
Chad Robins	2022	658,188	(4)	7,668,040	—	450,840	76,260	(5)	8,853,328
Chief Executive Officer and Chairman	2021	639,063		2,999,986	4,592,798	463,500	56,270	(6)	8,751,617
	2020	597,400		—	6,013,620	500,000	20,098	(7)	7,131,118
Tycho Peterson(8)	2022	247,917	(4)	2,735,222	2,840,318	110,573	4,227	(9)	5,938,257
Chief Financial Officer
Sharon Benzeno	2022	456,250	(4)	999,996	1,566,497	210,781	4,260	(10)	3,237,784
Chief Commercial Officer, Immune Medicine
Harlan Robins, PhD	2022	526,588	(4)	3,000,000	4,699,482	228,757	4,260	(10)	8,459,087
Chief Scientific Officer	2021	511,250		2,999,986	4,592,798	238,188	4,260	(10)	8,346,482
	2020	493,750		—	6,013,620	250,000	3,900	(11)	6,761,270
Julie Rubinstein	2022	526,588	(4)	2,250,003	3,524,611	228,757	5,119	(12)	6,535,078
President and Chief Operating Officer	2021	511,250		2,000,020	3,061,874	238,188	4,607	(13)	5,815,939
	2020	481,100		—	4,009,080	250,000	3,675	(14)	4,743,855
Chad Cohen(8)	2022	54,063	(4)	—	—	—	18,158	(15)	72,221
Former Chief Financial Officer	2021	429,375		899,983	1,377,842	200,031	4,608	(16)	2,911,839
	2020	411,950		—	1,703,859	210,000	3,943	(17)	2,329,752
Kyle Piskel(8)	2022	293,550	(4)	499,998	783,244	78,158	4,197	(18)	1,659,147
Interim Chief Financial Officer

(1)

In accordance with SEC rules, amounts in this column reflect the aggregate grant date fair value of RSUs and PSUs granted computed in accordance with ASC 718, rather than the amounts paid or realized by the named individual. We provide information regarding the assumptions used to calculate the grant date fair value of our RSUs and PSUs in Note 14 to our audited consolidated financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2022.

(2)

In accordance with SEC rules, amounts in this column reflect the aggregate grant date fair value of stock options granted computed in accordance with ASC 718, rather than the amounts paid or realized by the named individual. We provide information regarding the assumptions used to calculate the grant date fair value of our stock options in Note 14 to our audited consolidated financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2022.

(3)

For 2022, represents annual incentives paid based upon the board of directors’ assessment of the achievement of corporate and individual performance objectives, as applicable, for the year ended December 31, 2022, which were paid in March 2023. See “Elements of Executive Compensation” for details of the awards. For 2021, represents annual incentives paid based upon the board of directors’ assessment of the achievement of corporate and individual performance objectives, as applicable, for the year ended December 31, 2021, which were paid in March 2022. For 2020, represents annual incentives paid based upon the board of directors’ assessment of the achievement of corporate and individual performance objectives, as applicable, for the year ended December 31, 2020, which were paid in March 2021.

(4)

Following the completion of our annual performance and review cycle, Mr. Robins’ and Dr. Robins’ annual salaries were increased from $643,750 to $663,000, effective April 2022, and from $515,000 to $530,450, effective April 2022, respectively. Mr. Cohen’s annual salary was $432,500, but was pro-rated to reflect his resignation effective February 2022. Tycho Peterson’s annual salary was $425,000, but was pro-rated to reflect his start date in June 2022. Ms. Rubinstein’s salary increased from $515,000 to $530,450, effective April 2022. Ms. Benzeno’s annual salary increased from $400,000 to $475,000, effective April 2022. Mr. Piskel’s annual salary increased from $285,000 to $296,400, effective April 2022.
(5)	Includes life insurance premiums of $1,260, 401(k) match of $3,000, and transportation services of $72,000.
(6)	Includes life insurance premiums of $1,260, company merchandise credit of $10, 401(k) match of $3,000, and transportation services of $52,000.
(7)	Includes life insurance premiums of $1,098, 401(k) match of $3,000, and transportation services of $16,000.
(8)	Mr. Peterson replaced Chad Cohen, who resigned in February 2022, in the permanent Chief Financial Officer role in June 2022. Mr. Piskel served as Chief Financial Officer in the interim.
(9)	Includes life insurance premiums of $1,127, 401(k) match of $3,000, and company merchandise credit of $100.
(10)	Includes life insurance premiums of $1,260 and 401(k) match of $3,000.
(11)	Includes life insurance premiums of $900 and 401(k) match of $3,000.
(12)	Includes life insurance premiums of $1,932, 401(k) match of $3,000, and company merchandise credit of $187.
(13)	Includes life insurance premiums of $1,587, 401(k) match of $3,000 and company merchandise credit of $20.
(14)	Includes life insurance premiums of $675 and 401(k) match of $3,000.
(15)	Includes life insurance premiums of $158, 401(k) match of $3,000 and post-termination consulting fees of $15,000.
(16)	Includes life insurance premiums of $1,260, 401(k) match of $3,000, and company merchandise credit of $348.
(17)	Includes life insurance premiums of $943 and 401(k) match of $3,000.
(18)	Includes 401(k) match of $3,000, health savings account contributions of $1,000, and company merchandise credit of $197.

Grants of Incentive Plan-Based Awards

The following table presents information regarding grants of plan-based awards to each of our named executive officers during the year ended December 31, 2022:

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)
Name	Grant Date		Threshold ($)	Target(2) ($)	Maximum(3) ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock And Option Awards(4) ($)
Chad Robins	3/4/2022	(5)	—	530,400	—	494,234	(6)	—	—	7,668,041
Tycho Peterson(7)	6/1/2022	(8)	—	124,589	—	374,688		597,157	7.30	5,575,540
Sharon Benzeno	3/4/2022	(8)	—	237,500	—	82,372		205,931	12.14	2,566,493
Harlan Robins, PhD	3/4/2022	(8)	—	265,225	—	247,117		617,792	12.14	7,699,482
Julie Rubinstein	3/4/2022	(8)	—	265,225	—	185,338		463,344	12.14	5,774,615
Chad Cohen(7)	—		—	—	—	—		—	—	—
Kyle Piskel(7)	3/4/2022	(8)	—	88,065	—	41,186		102,965	12.14	1,283,243

(1)

Represents annual cash incentives under the 2022 non-equity incentive plan. Actual cash incentives earned for 2022 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

Target funding for non-equity incentive plan assumes 100% achievement of both corporate and individual goals and in the case of Mr. Peterson reflects a pro-rated target payout as he joined us in June 2022.

(3)

The target bonus for each executive is divided between an Individual and a Corporate factor. Following the completion of the fiscal year, the target bonus is adjusted to reflect the sum of the Company portion (adjusted for overall Company performance) and the Individual portion. Bonus payout is not to exceed 125% of the target bonus except in extraordinary circumstances.

(4)

In accordance with SEC rules, amounts in this column reflect the aggregate grant date fair value of RSUs, target number of PSUs and stock options granted, as applicable, computed in accordance with ASC 718, rather than the amounts paid or realized by the named individual. We provide information regarding the assumptions used to calculate the grant date fair value of our RSUs, PSUs and stock options in Note 14 to our audited consolidated financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2022.

(5)	Grant is comprised of time-vested RSUs and PSUs. A description of the PSU award granted is provided above in the CD&A under “Executive Compensation Design and Philosophy.”
(6)	Includes the target number of PSUs awarded, but up to 200% of target may be earned.
(7)	Mr. Peterson replaced Chad Cohen, who resigned in February 2022, in the permanent Chief Financial Officer role in June 2022. Mr. Piskel served as Chief Financial Officer in the interim.
(8)	Grant is comprised of time-vested RSUs and stock options.

Option Exercises and Stock Vested

The following table sets forth information regarding exercises of equity awards by our named executive officers for the year ended December 31, 2022:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Chad Robins	44,445	248,744	17,170	208,444
Tycho Peterson(3)	—	—	—	—
Sharon Benzeno	—	—	5,723	69,477
Harlan Robins, PhD	—	—	17,170	208,444
Julie Rubinstein	—	—	11,447	138,967
Chad Cohen(3)	133,625	173,512	5,151	62,533
Kyle Piskel(3)	—	—	1,674	17,397

(1)	The value realized on exercise represents the difference between the exercise price and the sale price of the shares on the date of exercise.
(2)	The value realized on vesting represents the closing price of our common stock on the vesting date multiplied by the shares vesting.
(3)	In June 2022, Mr. Peterson replaced Chad Cohen, who resigned in February 2022, in the permanent Chief Financial Officer role. Mr. Piskel served as Chief Financial Officer in the interim.

Outstanding Equity Awards as of December 31, 2022

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2022.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Chad Robins(2)	6/9/2015	755,555	(3)	—	6.32	6/9/2025	—		—
Chief Executive Officer and Chairman	2/7/2018	600,000	(3)	—	6.55	2/7/2028	—		—
	2/7/2019	401,458	(4)	8,542	7.27	2/7/2029	—		—
	2/13/2020	212,500	(5)	87,500	31.71	2/13/2030	—		—
	3/4/2021	75,119	(6)	96,584	43.68	3/4/2031	51,511	(7)	393,544
	3/4/2022	—		—	—	—	494,234	(8)	3,775,948	(8)
Tycho Peterson(2)(9)	6/1/2022	—	(10)	597,157	7.30	6/1/2032	374,688	(11)	2,862,616
Chief Financial Officer
Sharon Benzeno(2)	4/25/2017	834	(3)	—	6.27	4/25/2027	—		—
Chief Commercial Officer, Immune Medicine	2/7/2018	20,834	(3)	—	6.55	2/7/2028	—		—
	10/1/2018	49,480	(3)	—	6.55	10/1/2028	—		—
	2/7/2019	32,812	(4)	1,563	7.27	2/7/2029	—		—
	2/13/2020	28,437	(5)	18,959	31.71	2/13/2030	—		—
	3/4/2021	25,039	(6)	32,195	43.68	3/4/2031	17,171	(7)	131,186
	3/4/2022	—	(12)	205,931	12.14	3/4/2032	82,372	(13)	629,322
Harlan Robins, PhD(2)	6/9/2015	70,110	(3)	—	6.32	6/9/2025	—		—
Chief Scientific Officer	2/7/2018	284,800	(3)	—	6.55	2/7/2028	—		—
	2/7/2019	401,458	(4)	8,542	7.27	2/7/2029	—		—
	2/13/2020	212,500	(5)	87,500	31.71	2/13/2030	—		—
	3/4/2021	75,119	(6)	96,584	43.68	3/4/2031	51,511	(7)	393,544
	3/4/2022	—	(12)	617,792	12.14	3/4/2032	247,117	(13)	1,887,974
Julie Rubinstein(2)	2/7/2018	195,325	(3)	—	6.55	2/7/2028	—		—
President and Chief Operating Officer	2/7/2019	220,312	(4)	4,688	7.27	2/7/2029	—		—
	2/13/2020	141,666	(5)	58,334	31.71	2/13/2030	—		—
	3/4/2021	50,080	(6)	64,389	43.68	3/4/2031	34,341	(7)	262,365
	3/4/2022	—	(12)	463,344	12.14	3/4/2032	185,338	(13)	1,415,982
Chad Cohen(9)	—	—		—	—	—	—		—
Former Chief Financial Officer
Kyle Piskel(2)(9)	11/8/2016	2,500	(3)	—	6.32	11/8/2026	—		—
Interim Chief Financial Officer	10/1/2018	11,980	(3)	—	6.55	10/1/2028	—		—
	4/23/2019	3,333	(14)	417	7.80	4/23/2029	—		—
	11/14/2019	3,879	(15)	1,021	27.29	11/14/2029	—		—
	2/27/2020	9,543	(16)	3,931	28.32	2/27/2030	—		—
	9/24/2020	8,437	(17)	6,563	45.82	9/24/2030	—		—
	3/4/2021	3,129	(6)	4,025	43.68	3/4/2031	2,147	(7)	16,403
	11/15/2021	2,597	(18)	6,995	32.58	11/15/2031	2,878	(19)	21,988
	3/4/2022	—	(12)	102,965	12.14	3/4/2032	41,186	(13)	314,661

(1)	Reflects intrinsic value based on the closing price ($7.64) of our common stock on December 31, 2022.

(2)	Each equity award is subject to the acceleration of vesting provisions as set forth in the section titled “Potential Payments on Termination or Change in Control.”
(3)	The shares underlying this option are fully vested.
(4)	The shares underlying this option were fully vested on January 1, 2023.
(5)	The shares underlying this option vested 25% on February 13, 2021, then in 36 equal monthly installments thereafter.
(6)	The shares underlying this option vested 25% on March 4, 2022, then in 36 equal monthly installments thereafter.
(7)	The shares underlying this RSU vested 25% on March 4, 2022, then in 3 equal annual installments thereafter.
(8)

Inclusive of 247,117 RSUs and the target number of PSUs that may be earned subject to the provisions as set forth in the section titled “Executive Compensation Design and Philosophy,” but up to 200% of target may be earned. The shares underlying the RSU portion vest 25% on March 4, 2023, then in 3 equal annual installments thereafter. The “Market value of shares or units of stock that have not vested” includes only the value of the RSUs and the target number of PSUs that may be earned.

(9)

Mr. Peterson replaced Chad Cohen, who resigned in February 2022, in the permanent Chief Financial Officer role in June 2022. Mr. Piskel served as Chief Financial Officer in the interim. Mr. Cohen has no outstanding awards as of December 31, 2022.

(10)	The shares underlying this option will vest 25% on June 1, 2023, then in 36 equal monthly installments thereafter.
(11)	The shares underlying this RSU will vest 25% on June 1, 2023, then in 3 equal annual installments thereafter.
(12)	The shares underlying this option vested 25% on March 4, 2023, then in 36 equal monthly installments thereafter.
(13)	The shares underlying this RSU vested 25% on March 4, 2023, then in 3 equal annual installments thereafter.
(14)	The shares underlying this option were fully vested on April 23, 2023.
(15)	The shares underlying this option vested 25% on November 14, 2020, then in 36 equal monthly installments thereafter.
(16)	The shares underlying this option vested 25% on February 27, 2021, then in 36 equal monthly installments thereafter.
(17)	The shares underlying this option vested 25% on September 24, 2021, then in 36 equal monthly installments thereafter.
(18)	The shares underlying this option vested 25% on November 15, 2022, then in 36 equal monthly installments thereafter.
(19)	The shares underlying this RSU vested 25% on November 15, 2022, then in 3 equal annual installments thereafter.

Pay-Versus-Performance
The following table reports the compensation of our Principal Executive Officer (“PEO”) and the average compensation of the non-PEO
named executive officers (“NEOs”) as reported in the Summary Compensation Table (“SCT”) in our proxy statements for the past three fiscal years, as well as Compensation Actually Paid (“CAP”) as calculated under new
SEC Pay-Versus-Performance (“PVP”)
rules and certain performance measures required by the rules. The disclosure covers our three most-recent fiscal years, which will expand incrementally over the next two years to a rolling five years. Dollar amounts reported as CAP are computed in accordance with Item 402(v) of Regulation
S-K,
and these amounts do not reflect the actual amount of compensation earned by or paid to our PEO and other NEOs during the applicable years.

Year (1)	SCT Total for PEO ($)	Compensation Actually Paid to PEO (2) ($)	Average SCT Total for Non- PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs (2) ($)	Value of Initial Fixed $100 Investment Based on:		Net Income (in thousands) ($)	Revenue (4) (in thousands) ($)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return (3) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	8,853,328	(1,144,530)	4,316,929	(2,584,615)	26	114	(200,368)	185,308
2021	8,751,617	(6,175,537)	5,865,883	(3,112,380)	94	126	(207,298)	154,344
2020	7,131,118	24,866,836	4,133,719	14,493,980	198	126	(146,227)	98,382

(1)	Mr. Robins served as our PEO in each year shown. The non-PEO NEOs reflected in columns (d) and (e) above represent the following individuals for each of the years shown:

•
2022 – Mr. Peterson (Mr. Peterson joined the Company in 2022), Ms. Benzeno, Dr. Robins, Ms. Rubinstein, Mr. Cohen (until his resignation in February 2022) and Mr. Piskel (Mr. Piskel served as interim Chief Financial Officer until June 2022);

•	2021 – Mr. Cohen, Dr. Robins, Ms. Rubinstein and Nitin Sood (Mr. Sood joined the Company in 2021); and

•	2020 – Mr. Cohen, Dr. Robins, Ms. Rubinstein and Mark Adams, PhD. (Mr. Adams joined the Company in 2020).
Biographical information for each of these individuals and their positions can be found above, or in the proxy for the year upon which compensation was reported, under the heading “
Executive Officers
.”

(2)
The Summary Compensation Table totals reported for the PEO and the average of the non-PEO
NEOs for each year were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation
S-K
to calculate “Compensation Actually Paid”:

	2022		2021		2020
	PEO ($)	Average for non-PEO NEOs ($)	PEO ($)	Average for non-PEO NEOs ($)	PEO ($)	Average for non-PEO NEOs ($)
Summary Compensation Table	8,853,328	4,316,929	8,751,617	5,865,883	7,131,118	4,133,719
Adjustments
Deduction for Amounts Reported Under the “Stock Awards” and “Option Awards” Columns of the Summary Compensation Table (a)	(7,668,040)	(3,816,562)	(7,592,784)	(5,261,470)	(6,013,620)	(3,505,789)

	2022		2021		2020
	PEO ($)	Average for non-PEO NEOs ($)	PEO ($)	Average for non-PEO NEOs ($)	PEO ($)	Average for non-PEO NEOs ($)
Increase (Decrease) for the Inclusion of Item 402(v) Equity Values
Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year	4,260,108	3,475,247	4,773,662	3,685,849	11,996,993	7,112,321
Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards	(3,341,668)	(1,728,734)	(7,548,036)	(4,771,395)	9,842,095	5,682,430
Change in Fair Value of Prior Years’ Equity Awards that Vested During the Year	(3,248,258)	(1,519,418)	(4,559,996)	(2,631,247)	1,910,250	1,071,299
Change in Value of Prior Years’ Equity Awards that Forfeited During the Year	—	(3,312,077)	—	—	—	—

Compensation Actually Paid	(1,144,530)	(2,584,615)	(6,175,537)	(3,112,380)	24,866,836	14,493,980

(a)
Amounts in this row reflect the aggregate grant date fair value of RSUs, PSUs and options computed in accordance with ASC 718, rather than the amounts paid or realized by the named individual. We provide information regarding the assumptions used to calculate the grant date fair value of our RSUs, PSUs and options in Note 14 to our audited consolidated financial statements filed with our Annual Report on Form
10-K
for the year ended December 31, 2022.

(3)
Peer group total shareholder return reflects the Nasdaq Biotechnology Index for all three fiscal years disclosed, which aligns with the peer group used in our Annual Report on Form
10-K
for each of these years.

(4)
Revenue was chosen from the following three most important financial performance measures used by us to link compensation actually paid to the PEO and non-PEO NEOs in 2022 to the Company’s performance:

Performance Metrics
Revenue	Refer to “Incentive Compensation and 2022 Goals Achievement” under “Compensation Discussion and Analysis-Elements of Executive Compensation”

Cash Preservation (Operating Expenses)	Refer to “Incentive Compensation and 2022 Goals Achievement” under “Compensation Discussion and Analysis-Elements of Executive Compensation”

TSR	Refer to “Equity Mix for our Co-Founders: Performance and Time-Based Incentives” under “Compensation Discussion and Analysis-Executive Compensation Design and Philosophy”

Supplemental Graphs & Narratives
Adaptive’s compensation philosophy is to pay named executive officers for performance. To encourage our named executive officers to drive stock price performance, we pay more than 50% of total compensation in equity. Our compensation program is designed so that the amount of compensation each NEO is able to realize aligns with our stock price movement.
The Compensation Actually Paid versus the TSR chart shows how compensation has decreased as our stock price has decreased over the past three years. The alignment between the compensation actually paid and TSR demonstrate that our compensation program is operating as intended. We believe consistent long-term growth in net income and revenue will impact our TSR performance over time and the value our named executive officers will eventually be able to realize from their equity awards.
Company TSR vs Peer Group TSR and CAP

CAP vs Company Net Income and Revenue

CEO Pay Ratio

We present below the ratio of annual total compensation of our median compensated employee to the annualized total compensation of Chad Robins, our Chief Executive Officer, calculated in accordance with Item 402(u) of Regulation S-K.

In identifying our median employee, we reviewed the compensation of our entire employee population of 790 U.S. employees as of December 31, 2022, excluding our one non-U.S. employee located in France. In performing this analysis, we identified the median employee based on annual base salary rate and target bonus as of December 31, 2022 plus grant date fair value of all equity awards granted in 2022. For purposes of the calculation, overtime paid in 2022 was annualized and added to the annual base salary amount. The median employee was promoted during 2022 and received supplemental compensation in connection with the promotion, so the employee directly above was selected instead. After identifying the median employee, we then determined the annual base salary earned in 2022, the cash bonus for 2022 (paid in 2023), the grant date fair value of all equity awards granted in 2022, as well as other benefits such as 401(k) matching, utilizing the same method used to calculate and report Mr. Robins’ compensation.

The 2022 total compensation for Mr. Robins, as reported below in the ‘‘Summary Compensation Table’’ was $8,853,328, which reflects all elements of his compensation as determined under Item 402 of Regulation S-K. The 2022 annual total compensation as determined under Item 402 of Regulation S-K for our median employee, who is employed as our Sr Data Warehouse Architect, was $184,633. The ratio of Mr. Robins’ total compensation to our median employee’s total annual compensation for 2022 is 48 to 1.

Employment Arrangements with our Named Executive Officers

CEO Chad Robins

We are party to an amended and restated employment agreement with Mr. Robins, pursuant to which we employ him on an at-will basis. Under the agreement, Mr. Robins is eligible to participate in our broad-based benefit plans, including group health insurance and vacation programs. In addition, Mr. Robins may be granted equity incentive awards under our 2019 Plan, and any equity incentive awards granted to him under our 2009 Equity Incentive Plan (the “2009 Plan”) is subject to the terms and provisions of the applicable award documentation. We are also party to an employee non-disclosure and assignment agreement with Mr. Robins, under which Mr. Robins has agreed: (1) not to compete with us for a period of one year after the termination of his employment, (2) not to solicit our employees during his employment and for a period of one year after the termination of such employment, (3) to protect our confidential and proprietary information and (4) to assign to us related intellectual property developed during the course of his employment.

Under his 2022 and 2023 PSU Award Agreement, if Mr. Robins’ employment is terminated prior to the end of the Performance Period due to death or disability, then Mr. Robins will be entitled to receive a pro rata portion of any shares earned for the Performance Period at the end of the Performance Period. In the event of a Change in Control (as defined in the PSU Award Agreement) that occurs before the end of the Performance Period, Company rTSR achievement shall be measured against the index TSR immediately prior to the date of the Change in Control. If the PSU Award will not be assumed in the Change in Control the earned shares will vest and be delivered immediately prior to the Change in Control. If the award is assumed in a Change in Control, unless Mr. Robins has been terminated without Cause (as defined in the PSU Award Agreement) or resigned for Good Reason (as defined in the PSU Award Agreement) in each case within three months prior to the Change in Control, or was terminated due to death or disability at any time prior to the Change in Control, the Award shall convert to a time-based restricted stock award (the “Post-CiC Award”) with the earned shares vesting and delivered at the end of the Performance Period, subject to Mr. Robins’ continued service through the end of the Performance Period. If Mr. Robins is terminated without Cause or resigns for Good Reason within one year following the Change in Control or terminates due to death or disability at any time after the Change in Control but before the end of the Performance Period, the Post-CiC Award will immediately vest and the earned shares will be delivered upon such termination.

Chief Financial Officer Employment Agreements

Prior to his resignation in February 2022, we were party to an amended and restated employment agreement with Mr. Cohen pursuant to which we employed him on an at-will basis and an executive severance agreement. Upon Mr. Cohen’s termination, we entered into a short-term consulting agreement with Mr. Cohen to support his transition out of the Chief Financial Officer role. All service was terminated on March 15, 2022.

Mr. Piskel did not execute an employment agreement upon his appointment to Principal Accounting Officer or interim Chief Financial Officer.

In connection with his appointment as Chief Financial Officer in June 2022, we entered into an employment agreement with Mr. Peterson, pursuant to which we employ him on an at-will basis. Under the agreement, Mr. Peterson is eligible to participate in our broad-based benefit plans, including group health insurance and vacation programs. In addition, Mr. Peterson is also party to our form of employee non-disclosure and assignment agreement, under which the signatory must agree: (1) not to compete with us for a period of one year after the termination of his employment, (2) not to solicit our employees during his employment and for a period of one year after the termination of such employment, (3) to protect our confidential and proprietary information and (4) to assign to us related intellectual property developed during the course of his employment (the “Form of Non-Disclosure and Assignment Agreement”).

Chief Commercial Officer, Immune Medicine Sharon Benzeno

We are party to an amended and restated employment agreement with Ms. Benzeno, pursuant to which we employ her on an at-will basis. Under the agreement, Ms. Benzeno is eligible to participate in our broad-based benefit plans, including group health insurance and vacation programs. Ms. Benzeno is also party to the Form of Non-Disclosure and Assignment Agreement.

Chief Scientific Officer Harlan Robins, PhD

We are party to an amended and restated employment agreement with Dr. Robins, pursuant to which we employ him on an at-will basis. Under the agreement, Dr. Robins is eligible to participate in our broad-based benefit plans, including group health insurance and vacation programs. Dr. Robins is also party to the Form of Non-Disclosure and Assignment Agreement.

Under his 2023 PSU Award Agreement, if Dr. Robins’ employment is terminated prior to the end of the Performance Period due to death or disability, then Dr. Robins will be entitled to receive a pro rata portion of any shares earned for the Performance Period at the end of the Performance Period. In the event of a Change in Control (as defined in the PSU Award Agreement) that occurs before the end of the Performance Period, Company rTSR achievement shall be measured against the index TSR immediately prior to the date of the Change in Control. If the PSU Award will not be assumed in the Change in Control the earned shares will vest and be delivered immediately prior to the Change in Control. If the award is assumed in a Change in Control, unless Dr. Robins has been terminated without Cause (as defined in the PSU Award Agreement) or resigned for Good Reason (as defined in the PSU Award Agreement) in each case within three months prior to the Change in Control, or was terminated due to death or disability at any time prior to the Change in Control, the Award shall convert to a time-based restricted stock award (the “Post-CiC Award”) with the earned shares vesting and delivered at the end of the Performance Period, subject to Dr. Robins’ continued service through the end of the Performance Period. If Dr. Robins is terminated without Cause or resigns for Good Reason within one year following the Change in Control or terminates due to death or disability at any time after the Change in Control but before the end of the Performance Period, the Post-CiC Award will immediately vest and the earned shares will be delivered upon such termination.

President and Chief Operating Officer Julie Rubinstein

We are party to an amended and restated employment agreement with Ms. Rubinstein, pursuant to which we employ her on an at-will basis. Under the agreement, Ms. Rubinstein is eligible to participate in our broad-based benefit plans, including group health insurance and vacation programs. Ms. Rubinstein is also party to the Form of Non-Disclosure and Assignment Agreement.

Potential Payments on Termination or Change in Control

Executive Officer Severance Agreements

In June 2020, we offered all executive officers the opportunity to receive severance benefits, via a form of executive severance agreement (the “Form Severance Agreement”). All currently serving executive officers entered into the Form Severance Agreement. Mr. Cohen, prior to his departure in February 2022, was party to an individualized severance agreement entered into in May 2019, under which no severance was paid.

Termination Benefits Under the Form Severance Agreement

Under the Form Severance Agreement, if an executive officer’s employment is terminated by us without Cause (as defined in the Form Severance Agreement) or the executive officer voluntarily resigns for Good Reason (as defined in the From Severance Agreement), then, subject to the executive officer’s continued compliance with the obligations set forth in the executive officer’s nondisclosure and assignment agreement and the executive officer’s signing and not revoking a separation agreement and release of claims, the executive officer is entitled to:

•

a lump sum payment equal to 12 months base salary for Mr. Robins, 6 months base salary for Mr. Peterson, Ms. Benzeno, Dr. Robins and Ms. Rubinstein, and 3 months base salary for Mr. Piskel as in effect on their respective termination date;

•

reimbursement for 12 months of COBRA continuation premiums for Mr. Robins, reimbursement for 6 months of COBRA continuation premiums for Mr. Peterson, Ms. Benzeno, Dr. Robins and Ms. Rubinstein, and reimbursement for 3 months of COBRA continuation premiums for Mr. Piskel; and

•	any expense reimbursements, wages and other benefits due to the executive officer under any Company-provided plans, policies and arrangements (the “Accrued Benefits”).

Voluntary termination, death or disability do not entitle any executive to receive any severance payments or benefits other than Accrued Benefits.

Certain Definitions

For purposes of the Form Severance Agreement, each of “Cause” and “Change of Control” have the same meaning as in the 2019 Plan. “Good Reason” means, without the executive officer’s written consent, (i) a material reduction in the executive officer’s authority, duties or responsibilities with us relative to the executive officer’s authority, duties or responsibilities in effect immediately prior to such reduction; provided, however, any change immediately following a Change in Control to a functionally comparable position with a successor or within its group of controlled corporations shall not constitute Good Reason thereunder, (ii) a material reduction in the executive officer’s base compensation, other than in connection with simultaneous reductions in all other senior executives at the vice president level or above of equal or greater amount in percentage terms, (iii) a material change in the geographic location at which the executive officer must perform his or her duties (which, for purposes of the Form Severance Agreement, means a change of geographic location from which the executive officer is principally employed to a location more than fifty (50) miles from the location of his or her principal employment immediately prior to the relocation); or (iv) a material breach by us of the Form Severance Agreement or any other agreement between the executive and us; provided, however, that for “Good Reason” to be established under the Form Severance Agreement, the executive officer must provide written notice to the board of directors within 30 days immediately following such events described in (i) through (iv) hereof, we must fail to cure such event within 30 days after receipt of such notice, and the executive officer’s resignation must be effective not later than 90 days after the expiration of such period to cure.

Change In Control Benefits Under the Form Severance Agreement

If an executive officer’s employment is terminated without Cause or the executive officer voluntarily resigns for Good Reason, in either case during the 15-month period beginning 3 months prior to and ending 12 months following a Change in Control (as defined in the 2019 Plan) then, subject to the executive officer’s signing and not revoking a separation agreement and release of claims, the executive officer is entitled to:

•

a lump sum payment equal to 18 months base salary plus 1.5x the target annual cash incentive for Mr. Robins,12 months base salary plus 1.0x the target annual cash incentive for Mr. Peterson, Ms. Benzeno, Dr. Robins and Ms. Rubinstein, and 6 months base salary plus 1.0x the target annual cash incentive for Mr. Piskel, as in effect on their respective termination date;

•

reimbursement for 18 months of COBRA continuation premiums for Mr. Robins, reimbursement for 12 months of COBRA continuation premiums for Mr. Peterson, Ms. Benzeno, Dr. Robins and Ms. Rubinstein, and reimbursement for 6 months of COBRA continuation premiums for Mr. Piskel;

•	the immediate vesting of all solely time-based unvested equity awards previously granted under our long-term equity incentive plans; and

•	the Accrued Benefits.

Voluntary termination, death or disability do not entitle any executive to receive any severance payments or benefits other than Accrued Benefits.

The table below provides the estimated value of the benefits that our named executive officers would receive upon a qualifying termination (a Company termination without Cause or an executive resignation with Good Reason), in each case either outside of the Change in Control Period, as defined in the Form Severance Agreement, or within the Change in Control Period. In either case, the values below assume the triggering event occurred as of December 31, 2022.

	Qualifying Termination Outside of Change in Control Period			Qualifying Termination Within Change in Control Period
Name	Severance Payments ($)	Equity Acceleration(2) ($)	Health Care Benefits ($)	Severance Payments ($)	Equity Acceleration(2) ($)	Health Care Benefits ($)
Chad Robins	663,000	—	33,321	1,790,100	4,172,652	49,981
Tycho Peterson(1)	212,500	—	16,660	549,589	3,065,650	33,321
Sharon Benzeno	237,500	—	11,537	712,500	761,087	23,073
Harlan Robins, PhD	265,225	—	16,660	795,675	2,284,678	33,321
Julie Rubinstein	265,225	—	—	795,675	1,680,082	—
Chad Cohen(1)	—	—	—	—	—	—
Kyle Piskel(1)	74,100	—	1,900	236,265	353,052	3,801

(1)

Mr. Peterson replaced Chad Cohen, who resigned in February 2022, in the permanent Chief Financial Officer role in June 2022. Mr. Piskel served as Chief Financial Officer in the interim. Mr. Cohen had no outstanding equity as of December 31, 2022.

(2)	Reflects intrinsic value based on the closing price ($7.64) of our common stock on December 31, 2022.

Employee Benefit and Equity Compensation Plans

2019 Equity Incentive Plan

Our 2019 Plan was approved by our board of directors and our shareholders in June 2019 and became effective upon the closing of our initial public offering. It is intended to make available incentives that will assist us to attract, retain and motivate employees, including officers, consultants and directors. We may provide these incentives through the grant of stock options, stock appreciation rights, restricted stock, RSUs, performance shares and units and other cash-based or share-based awards.

In the event of a change in control as described in our 2019 Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under our 2019 Plan or substitute substantially equivalent awards. Any awards which are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. Our compensation committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of our board of directors who are not employees will automatically be accelerated in full in the event of a change in control. Our 2019 Plan authorizes the compensation committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.

Our 2019 Plan will continue in effect until it is terminated by the administrator, provided, however, that all awards will be granted, if at all, within ten years of its effective date. The administrator may amend, suspend or terminate our 2019 Plan at any time, provided that without shareholder approval, our 2019 Plan cannot be amended to increase the number of shares authorized, change the class of persons eligible to receive incentive stock options or effect any other change that would require shareholder approval under any applicable law or securities exchange rule.

Awards under our 2019 Plan generally may not be transferred or assigned except by will or by the laws of descent and distribution, unless otherwise determined by the plan administrator and subject to applicable securities laws.

2009 Equity Incentive Plan

Our 2009 Plan was originally adopted by our board of directors and approved by our shareholders on December 17, 2009. Upon the closing of our initial public offering in July 2019, the 2009 Plan was terminated and we will not grant any further awards under such plan, but our 2009 Plan will continue to govern outstanding awards granted thereunder. Our compensation committee administers our 2009 Plan and has the authority, among other things, to construe and interpret the terms of our 2009 Plan and awards granted thereunder.

In its discretion, our compensation committee may provide for acceleration of the exercisability, vesting or settlement of awards in connection with a “change in control,” as defined under our 2009 Plan, of each or any outstanding award or portion thereof and common stock acquired pursuant thereto upon such conditions, including termination of the plan participant’s service prior to, upon or following such change in control, and to such extent as our compensation committee determines. In the event of a change in control, the surviving, continuing, successor or purchasing corporation or other business entity or parent thereof, as the case may be, may, without the consent of any plan participant, either assume or continue the rights and obligations under each or any award or portion thereof outstanding immediately prior to the change in control or substitute for each or any such outstanding award or portion thereof a substantially equivalent award with respect to its own stock, as applicable. Any award or portion thereof which is neither assumed nor continued by the surviving, continuing, successor or purchasing corporation or other business entity or parent thereof in connection with the change in control or not exercised or settled as of the time of consummation of the change in control shall terminate and cease to be outstanding effective as of the time of consummation of the change in control.

2019 Employee Stock Purchase Plan

Our 2019 Employee Stock Purchase Plan (the “ESPP”) was approved by our board of directors in April 2019 and our shareholders in June 2019. In the event of a change in control, an acquiring or successor corporation may assume our rights and obligations under outstanding purchase rights or substitute substantially equivalent purchase rights. If the acquiring or successor corporation does not assume or substitute for outstanding purchase rights, then the purchase date of the offering periods then in progress will be accelerated to a date prior to the change in control.

Our ESPP will be made available to employees in 2023 and shall continue in effect until terminated by our compensation committee. Our compensation committee has the authority to amend, suspend or terminate our ESPP at any time.

Equity Compensation Plan Information

The following table sets forth equity compensation plan information as of December 31, 2022:

Plan Category	Outstanding Options, Warrants and Rights(2) (#)	Weighted- Average Exercise Price(3) ($)	Available for Future Issuance(4) (#)
Equity compensation plans approved by security holders(1)	19,996,986	16.88	17,386,273
Equity compensation plans not approved by security holders	—	—	—

Total	19,996,986	16.88	17,386,273

(1)	Consists of the 2009 Plan, the 2019 Plan and the ESPP. We no longer grant awards under the 2009 Plan and have not utilized the ESPP.
(2)

Reflects the number of securities to be issued upon the exercise of outstanding options and rights to receive shares pursuant to RSU awards. Includes both 13,520,997 outstanding options, 5,981,755 outstanding, unvested RSUs and 494,234 outstanding, unvested maximum number of PSUs eligible to be earned.

(3)	Represents the outstanding options’ weighted-average exercise price and does not take into account the shares issuable upon vesting of outstanding RSUs and PSUs, which do not have an exercise price.
(4)

Represents the number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the second column). Includes 14,581,975 shares available for future issuance under the 2019 Plan and 2,804,298 shares reserved for issuance under the ESPP. The 2019 Plan provides for annual increases in the number of shares available for issuance thereunder on January 1 of each year (beginning with January 1, 2020) equal to the lesser of (a) 5% of the outstanding shares of our common stock on the immediately preceding December 31 or (b) an amount determined by our board of directors. Our ESPP provides for annual increases in the number of shares available for issuance thereunder on January 1 of each year (beginning with January 1, 2020) equal to the smallest of (a) 1% of the outstanding shares of our common stock on the immediately preceding December 31 or (b) an amount determined by our board of directors. Effective January 1, 2023, our 2019 Plan and ESPP reserves increased by 7,155,250 shares and 1,431,050 shares, respectively.

PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The board of directors proposes that shareholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the SEC’s rules (commonly known as a “say-on-pay” proposal). We recognize the interest our shareholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest.

As described in detail under the heading “Compensation Discussion and Analysis,” our named executive officer compensation program is designed to attract, motivate and retain highly qualified executive officers committed to our success and future growth, reward the achievement of key performance measures that are linked to the company’s business strategy, reinforce alignment of management with the goal of creating long-term shareholder value and maintain reasonable internal pay parity, as well as reward outstanding individual and company results. We believe our named executive officer compensation program is also structured appropriately to support our company and business objectives, as well as to support our culture. The compensation committee and board of directors regularly review the compensation program for our named executive officers to ensure the fulfillment of our compensation philosophy and goals.

Please read the “Compensation Discussion and Analysis” section and the “Compensation Tables” section for additional details about our named executive officer compensation program, including information about the target and earned compensation of our named executive officers in the year ended December 31, 2022.

We are asking our shareholders to indicate their support for our named executive officer compensation in 2022 as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2022 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on us. We are committed to being responsive to shareholder feedback, and the results of our say-on-pay votes, along with other relevant factors, will help inform the compensation committee’s discussions about our executive compensation program.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2023. Ernst & Young LLP served as our independent registered public accounting firm for the years ended December 31, 2022 and 2021.

Notwithstanding the appointment of Ernst & Young LLP, and even if our shareholders ratify their appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if our audit committee believes that such a change would be in the best interests of our Company and our shareholders. At the Annual Meeting, our shareholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023. Our board of directors is submitting the appointment of Ernst & Young LLP to our shareholders because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If our shareholders do not ratify the appointment of Ernst & Young LLP, our audit committee may reconsider the appointment or may continue to retain Ernst & Young LLP for the year ending December 31, 2023. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and they will have an opportunity to make a statement and are expected to be available to respond to appropriate questions from our shareholders.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2023.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by Ernst & Young LLP for the years ended December 31, 2022 and 2021.

Type of fees	2022 ($)	2021 ($)
Audit Fees	2,081,409	1,766,041
Audit-Related Fees	—	—
Tax Fees	—	—

Total Fees	2,081,409	1,766,041

In the above table, in accordance with the definitions of the SEC, are the following fees:

“Audit Fees” include billed and unbilled fees for the audit of our financial statements included in our Annual Report on Form 10-K and incorporated by reference in registration statements, the review of the unaudited interim financial statements included in our quarterly reports on Form 10-Q and other professional services related to regulatory filings.

“Audit-Related Fees” include fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and are not reported under “Audit Fees.” The Company did not incur any such fees in 2022 and 2021.

“Tax Fees” include fees related to preparation and filing of our U.S. federal and state tax returns, as well as audit support. The Company did not incur any such fees in 2022 and 2021.

Pre-Approval Policies and Procedures

The audit committee has approved all audit services provided in 2022, prior to such service being provided by Ernst & Young LLP. The audit committee’s policy, effective April 2019, is for the audit committee to approve all audit and non-audit services prior to such services being performed by the independent registered public accounting firm. Before engaging an independent registered public accountant firm to render audit or non-audit services, the engagement is approved by our audit committee or the engagement to render services is entered into pursuant to pre-approval policies and procedures established by the audit committee.

Audit Committee Report

The audit committee reviewed and discussed with management and our independent registered public accounting firm, Ernst & Young LLP, the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. In addition, the audit committee has discussed with Ernst & Young LLP those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

The audit committee has also received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence and has discussed with Ernst & Young LLP its independence from us and our management.

Based on the review and discussions referenced above, the audit committee recommended to our board of directors that the audited consolidated financial statements for the year ended December 31, 2022 be included in our Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

Respectfully submitted by the audit committee,

Michelle Griffin (Chair)

Michael Pellini, MD

Leslie Trigg

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Our board of directors has adopted a written policy with respect to related person transactions, setting forth the policies and procedures for the review and approval or ratification of related person transactions. Under the policy, related person transactions that are identified as such prior to the consummation or amendment of such transaction may be consummated or amended only if certain steps are taken, including review and approval by our audit committee. In the event we become aware of a related person transaction that has not been previously approved or previously ratified under the policy, the transaction is submitted to our audit committee for review and ratification, amendment, termination or rescission as the audit committee deems appropriate. For purposes of this policy, related person transactions mean transactions in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had, has or will have a direct or indirect material interest. For purposes of this policy, a related person means a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and such person’s immediate family members.

Investors’ Rights Agreement

On May 30, 2019, we entered into a seventh amended and restated investors’ rights agreement (“Investors’ Rights Agreement”), with certain purchasers of our capital stock, including entities within the Viking Global Entities and Matrix Fund (each as defined herein), each of which entities beneficially owns more than 5% of our common stock. In addition to certain registration rights, the Investors’ Rights Agreement, which superseded our sixth amended and restated investors’ rights agreement, provides for certain information rights, rights of first offer and rights of first refusal. These rights, except for the registration rights, terminated automatically upon the closing of our initial public offering.

Certain purchasers who remain Major Investors (as defined in the Investors’ Rights Agreement) hold shares of our common stock, which shares we refer to as “registrable securities,” and under the Investors’ Rights Agreement are entitled to demand registration rights under certain conditions. Under the terms of the Investors’ Rights Agreement, we will be required, upon the written request of: (1) holders of at least 30% of registrable securities then outstanding or (2) the Viking Global Entities (so long as the Viking Global Entities remain a holder of at least 550,000 registrable securities), to use our best efforts to file a registration statement on Form S-1 or Form S-3 with respect to the registrable securities identified by the holders initiating such request so long as the anticipated aggregate offering price of such registrable securities pursuant to such registration would be at least $5.0 million in the aggregate. We are not obligated to effect, or to take any action to effect, any registration pursuant to these demand registration rights (1) during the period that is 30 days before our good faith estimate of the date of filing of, and ending on a date that is 60 days after the effective date of, a registration statement pertaining to an underwritten public offering of our securities or (2) after we have effected five registrations pursuant to these demand registration rights if the initiating holder for at least two of such registrations is one of the Viking Global Entities.

Pursuant to the Investors’ Rights Agreement, upon the written request of: (1) holders of at least 20% of registrable securities then outstanding or (2) one of the Viking Global Entities (so long as one of the Viking Global Entities remains a holder of at least 550,000 registrable securities), we will be required to use commercially reasonable efforts to effect a registration of the registrable securities identified by the holders initiating such request by filing either a shelf registration statement on Form S-3 or an evergreen registration statement on Form S-1 with the SEC. We are not obligated to effect, or to take any action to effect, any registration pursuant to these registration rights (1) if the holders of registrable securities intending to sell pursuant to such rights propose to sell registrable securities at an aggregate offering price to the public, net of selling expenses, of less than $2.0 million or (2) if we furnish to such initiating holders a certificate signed by the chair of our board of directors stating that in the good-faith judgment of our board of directors, after consultation with our outside counsel, it would be materially detrimental to us and our shareholders for such registration to be effected at such time, subject to certain limitations.

An offering or sale of registrable securities pursuant to a shelf registration statement may be initiated at any time by one or more holders of at least 550,000 shares of registrable securities, provided that the minimum market value of registrable securities that such holders propose to sell in such offering must be equal to at least $1.0 million or such lower amount approved by our board of directors. The right to have such shares registered on a shelf registration statement is further subject to other specified conditions and limitations. Pursuant to the Investors’ Rights Agreement, if we register any of our securities either for our own account or for the account of other security holders, subject to certain exceptions, the holders of registrable securities are entitled to include their shares in the registration. Subject to certain exceptions contained in the Investors’ Rights Agreement, we and the underwriters may limit the number of shares included in an underwritten offering by holders of registrable securities to the number of shares which we and the underwriters determine in our sole discretion will not jeopardize the success of the offering.

The demand registration rights, short form registration rights and piggyback registration rights granted to any holder of registrable securities under the Investors’ Rights Agreement will terminate upon the earliest to occur of: (1) July 1, 2024 or (2) such time when the holder’s registrable securities may be sold without restriction pursuant to Rule 144 within a 90-day period; provided, however, that the demand registration rights, short-form registration rights and piggyback registration rights under the Investors’ Rights Agreement of any holder of at least 550,000 shares of registrable securities shall not terminate until such time as such holder holds no registrable securities.

All underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of registrable securities pursuant to the Investors’ Rights Agreement shall be borne by the holders of registrable securities participating in such sale. Any additional expenses incurred in connection with exercise of registration rights under the Investors’ Rights Agreement, including all registration, filing and qualification fees, printers’ and accounting fees and fees and disbursements of our counsel shall be borne by us. We are also responsible for the reasonable fees and disbursements, not to exceed $100,000, or such greater amount as agreed upon in the applicable underwriting agreement, of one counsel for the selling holders of registrable securities, and any legal expenses incurred by such selling holders in excess of $100,000 shall be borne by such holders.

This is not a complete description of the Investors’ Rights Agreement and is qualified by the full text of the Investors’ Rights Agreement which has been filed with the SEC.

Indemnification Agreements

We have entered into agreements to indemnify our directors and certain of our executive officers. These agreements, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of us or that person’s status as a member of our board of directors to the maximum extent allowed under Washington law.

Side Letter Agreement

In connection with our Series F-1 convertible preferred stock financing, we entered into a side letter agreement with the Viking Global Entities, collectively a greater than 5% beneficial owner of our common stock, which we amended and restated in April 2019 (“Letter Agreement”). The Letter Agreement imposes on the Viking Global Entities certain standstill and support obligations until the earlier of our consummation of a change in control transaction, April 3, 2024, or the date on which they cease to have beneficial ownership of at least 10% of any class of our voting securities.

With respect to the standstill obligations, the Viking Global Entities have agreed, subject to certain exceptions, not to (1) acquire beneficial ownership of any additional shares of our common stock or other securities; (2) transfer any shares of our common stock issued upon conversion of our convertible preferred stock to our competitors, or to any other person if, after the transfer, the transferee would beneficially own more than 10% of our capital stock and, to the knowledge of the transferor, be involved with any of the actions prohibited by clauses (3) or (4); (3) make, vote for or encourage any proposal to amend our Bylaws that our board of directors has recommended against, approve any shareholder proposal that our board of directors has recommended against or approve any “significant business transaction” (as defined under the Washington Business Corporation Act) in which the Viking Global Entities would be a buyer in such transaction; (4) encourage any third party to commence a tender offer for shares of our common stock, solicit shareholder proxies with respect to any matter, call a special meeting of our shareholders or make a request for a list of our shareholders; or (5) form, join in or participate in a “group” (within the meaning of the Exchange Act) for the purpose of acting in a concerted manner.

With respect to the support obligations, each of the Viking Global Entities has agreed that it will cause all of our shares of capital stock legally or beneficially owned by it to be voted in favor of any proposal that both (1) has been recommended by our board of directors and (2) relates to a transaction that would constitute a change in control, but only, at the option of such Viking Global Entity, as recommended by our board of directors or in the same proportions as all of our other shareholders voting on such proposal. Each of the Viking Global Entities has granted our Chief Executive Officer a proxy to vote its shares in accordance with the support obligations, subject to certain exceptions.

Digital Biotechnologies, Inc.

In 2021, we formed a corporate subsidiary, Digital Biotechnologies, Inc. (formerly known as Spin Technologies, Inc.), (“DigitalBio”) in order to facilitate the development of a potential new early-stage sequencing technology that is ancillary to our core business. A special independent committee of our board of directors reviewed the structure, assets and business plan of DigitalBio in 2020 and subsequently determined that certain executive officers and their affiliates would be given the opportunity to invest in this opportunity on arms-length terms supported by an independent valuation analysis. The special committee also approved certain mechanisms to limit executive officer participation to ensure his or her ongoing contractual obligations to devote best efforts and full business time, skill and attention to help ensure our core business were not impeded.

In March 2021, Chad Robins, Harlan Robins, PhD, Julie Rubinstein and family trusts related to Mr. and Dr. Robins each purchased a minority interest in DigitalBio. Mr. Robins and Dr. Robins each purchased 250,000 shares of DigitalBio common stock, representing a 2.5% ownership interest each, for $35,725 each. Ms. Rubinstein purchased 500,000 shares of DigitalBio common stock, representing a 5% ownership interest, for $71,450. The family trusts related to Mr. and Dr. Robins purchased an aggregate of 2,000,000 shares of DigitalBio common stock, representing a 20% ownership interest, for an aggregate purchase price of $285,800. The Company concurrently contributed a patent license in consideration for 7,000,000 shares of DigitalBio common stock, representing a 70% ownership interest. In addition, we provided services with a value of $2,022,761 to DigitalBio under a shared services agreement pursuant to which the value of services provided to Digital is treated as paid-in capital.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2023, unless stated otherwise, by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Common stock issuable upon the exercise, conversion or settlement of options, warrants, RSUs or other rights to acquire common stock that are currently exercisable, convertible or subject to settlement, or exercisable, convertible or subject to settlement within 60 days of April 1, 2023 are deemed to be outstanding and beneficially owned by the holder for the purpose of computing share and percentage ownership of that holder, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table below, and subject to community property laws where applicable, we believe the persons and entities named in the table below have sole voting and investment power with respect to all common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Adaptive Biotechnologies Corporation, 1165 Eastlake Avenue East, Seattle, Washington 98109. The percentage of shares beneficially owned is computed on the basis of 144,279,969 shares of common stock outstanding as of April 1, 2023.

Name of Beneficial Owner	Total Shares Beneficially Owned (#)	Percentage of Class (%)
5% Shareholders:
Viking Global Entities(1)	29,993,708	20.8
BlackRock, Inc.(2)	12,374,197	8.6
The Vanguard Group(3)	11,794,168	8.2
Matrix Capital Management Master Fund, LP(4)	11,572,590	8.0
ARK Investment Management LLC(5)	9,201,245	6.4
Named Executive Officers and Directors:
Chad Robins(6)	3,798,785	2.6
Tycho Peterson(7)	—	*
Sharon Benzeno(8)	249,414	*
Harlan Robins, PhD(9)	1,374,135	*
Julie Rubinstein(10)	821,917	*
Chad Cohen(7)	6,151	*
Kyle Piskel(7)(11)	89,697	*
Kevin Conroy(12)	166,450	*
Michelle Griffin(13)	91,193	*
Robert Hershberg, PhD, MD(14)	154,450	*
Peter Neupert(15)	346,450	*
Katey Owen, PhD(16)	35,537	*
Michael Pellini, MD(17)	111,450	*
Leslie Trigg(18)	35,537	*
All directors and executive officers as a group (16 persons)(19)	7,822,984	5.2

*	Represents beneficial ownership of less than 1%
(1)

Based upon information set forth in a Schedule 13G/A jointly filed by Viking Global Investors LP (“VGI”), Viking Global Performance LLC (“VGP”), Viking Global Equities II LP (“VGEII”), Viking Global Equities Master Ltd. (“VGEM”), Viking Long Fund GP LLC (“VLFGP”), Viking Long Fund Master Ltd. (“VLFM,” and together with all of the preceding entities, the “Viking Global Entities”), O. Andreas Halvorsen, David C. Ott and Rose S. Shabet, with the SEC on February 14, 2022. The total amount of shares consists of (i) 21,562,143 shares held by VGEM, (ii) 440,046 shares held by VGEII and (iii) 7,991,519 shares held by VLFM. VGEM has the power to dispose of and vote the shares directly owned by it, which power may be exercised by its investment manager, Viking Global Performance LLC (“VGP”), and by Viking Global Investors LP (“VGI”), which provides managerial services to VGEM. VGEII has the power to dispose of and vote the shares directly owned by it, which power may be exercised by its general partner, VGP, and by VGI, which provides managerial services to VGEII. VLFM has the power to dispose of and vote the shares directly owned by it, which power may be exercised by its investment manager, Viking Long Fund GP LLC (“VLFGP”), and by VGI, which provides managerial services to VLFM. O. Andreas Halvorsen, David C. Ott and Rose Shabet, as Executive Committee Members of Viking Global Partners LLC (the general partner of VGI), VGP, VLFGP and Opportunities GP have shared authority to dispose of and vote the shares of beneficially owned by VGI, VGP, VLFGP and Opportunities GP. The business address of each of the Viking Global Entities is 55 Railroad Avenue, Greenwich, Connecticut 06830.
(2)	Based on information set forth in a Schedule 13G filed by BlackRock, Inc. with the SEC on February 13, 2023. The business address of BlackRock, Inc, is 55 East 52nd Street, New York, NY 10055.
(3)	Based on information set forth in a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2023. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(4)

Based on information set forth in a Schedule 13G/A jointly filed with the SEC by Matrix Capital Management Company, LP and David E. Goel on February 14, 2022. Matrix Capital Management Company, LP, the investment adviser to Matrix Capital Master Fund, L.P. (“Matrix Fund”), has discretionary authority to vote and dispose of the shares held by the Matrix Fund and may be deemed to be the beneficial owner of such shares. Mr. Goel serves as the sole Managing General Partner of Matrix Capital Management Company, LP, and in such capacity, may also be deemed to have investment and voting power over the shares held by Matrix Fund. The business address of each of Matrix Fund, Matrix Capital Management Company, LP and Mr. Goel is 1000 Winter Street, Suite 4500, Waltham, MA 02451.

(5)

Based on information set forth in a Schedule 13G filed by ARK Investment Management LLC with the SEC on February 10, 2023. The business address of ARK Investment Management LLC is 200 Central Avenue, St. Petersburg, Florida 33701.

(6)

Consists of 2,102,310 shares of common stock issuable upon exercise of options exercisable within 60 days of April 1, 2023. In addition, Mr. Robins beneficially owns 250,000 shares of common stock of DigitalBio, or 8.3% of the total outstanding common stock, computed on the basis of 3,000,000 shares of common stock outstanding as of April 1, 2023, excluding shares held by Adaptive Biotechnologies Corporation.

(7)	Mr. Peterson replaced Chad Cohen, who resigned in February 2022, in the permanent Chief Financial Officer role in June 2022. Mr. Piskel served as Chief Financial Officer in the interim.
(8)	Consists of 231,794 shares of common stock issuable upon exercise of options exercisable within 60 days of April 1, 2023.
(9)

Consists of 1,281,854 shares of common stock issuable upon exercise of options exercisable within 60 days of April 1, 2023. In addition, Dr. Robins beneficially owns 250,000 shares of common stock of DigitalBio, or 8.3% of the total outstanding common stock, computed on the basis of 3,000,000 shares of common stock outstanding as of April 1, 2023, excluding shares held by Adaptive Biotechnologies Corporation.

(10)

Consists of 779,970 shares of common stock issuable upon exercise of options exercisable within 60 days of April 1, 2023. In addition, Ms. Rubinstein beneficially owns 500,000 shares of common stock of DigitalBio, or 16.7% of the total outstanding common stock, computed on the basis of 3,000,000 shares of common stock outstanding as of April 1, 2023, excluding shares held by Adaptive Biotechnologies Corporation.

(11)	Consists of 81,068 shares of common stock issuable upon exercise of options exercisable within 60 days of April 1, 2023.
(12)	Consists of 158,257 shares of common stock issuable upon exercise of options exercisable within 60 days of April 1, 2023.
(13)	Consists of 85,341 shares of common stock issuable upon exercise of options exercisable within 60 days of April 1, 2023.
(14)	Consists of 93,257 shares of common stock issuable upon exercise of options exercisable within 60 days of April 1, 2023.
(15)	Consists of 338,257 shares of common stock issuable upon exercise of options exercisable within 60 days of April 1, 2023.
(16)	Consists of 26,627 shares of common stock issuable upon exercise of options exercisable within 60 days of April 1, 2023.
(17)	Consists of 103,257 shares of common stock issuable upon exercise of options exercisable within 60 days of April 1, 2023.

(18)	Consists of 26,627 shares of common stock issuable upon exercise of options exercisable within 60 days of April 1, 2023.
(19)

Consists of (i) 1,986,218 shares of common stock held directly or indirectly by our directors and executive officers as of April 1, 2023; (ii) 5,833,641 shares of common stock issuable upon exercise of options exercisable within 60 days of April 1, 2023; and (iii) 3,125 shares of common stock issuable upon issuance of a RSU award that vests within 60 days of April 1, 2023.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms furnished to us and the written representations from certain of the reporting persons that no other reports were required during the year ended December 31, 2022, all executive officers, directors and greater than ten-percent beneficial owners complied with the reporting requirements of Section 16(a).

Shareholder Proposals and Nominations

Shareholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”) pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Corporate Secretary at our principal executive offices at 1165 Eastlake Avenue East, Seattle, Washington, 98109 not later than December 30, 2023.

Shareholders intending to present a proposal at the 2024 Annual Meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive written notice from the shareholder of record of their intent to present such proposal or nomination not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2024 Annual Meeting no earlier than the close of business on February 10, 2024 and no later than the close of business on March 11, 2024. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary, as well as on EDGAR. In the event that the date of our 2024 Annual Meeting of Shareholders is more than 30 days before or more than 30 days after June 9, 2024, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2024 Annual Meeting and not later than the close of business on the 90th day prior to the 2024 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with this deadline and in certain other cases notwithstanding the shareholder’s compliance with this deadline. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

In addition, shareholders who intend to solicit proxies in support of nominees other than our nominees in connection with our 2024 Annual Meeting must provide notice that sets forth the information required by Rule14a-19 under the Exchange Act no later than April 10, 2024.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our shareholders will be householding our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please (1) notify your bank or broker, (2) direct your written request to: 1165 Eastlake Avenue East, Seattle, Washington 98109 or (3) request from us by calling (206) 659-0067. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Other Matters

As of the date of this proxy statement, the board of directors knows of no business, other than that described in this proxy statement, that will be presented for consideration at the 2023 Annual Meeting. If any other business comes before the 2023 Annual Meeting or any adjournment or postponement thereof, proxy holders may vote their respective proxies at their discretion.

By order of the board of directors,

Stacy Taylor
Senior Vice President, General Counsel and Corporate Secretary

Seattle, Washington
April 28, 2023

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET
P.O. BOX 8016, CARY, NC 27512-9903	Go To: www.proxypush.com/ADPT • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote

PHONE Call 1-866-390-5390
• Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions

MAIL
• Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

You must register to attend the meeting by Wednesday, June 7, 2023 at 2:00 pm PT at www.proxydocs.com/ADPT

Adaptive Biotechnologies Corporation

Annual Meeting of Shareholders

For Shareholders of record as of April 12, 2023

TIME:        Friday, June 9, 2023 9:00 AM, Pacific Time

PLACE:     Annual Meeting to be held live via the Internet - please visit

                    www.proxydocs.com/ADPT for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Chad Robins, Tycho Peterson, and Stacy Taylor, and each or either of them, as the true and lawful attorneys (the “Named Proxies”) of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Adaptive Biotechnologies Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Adaptive Biotechnologies Corporation

Annual Meeting of Shareholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

        FOR ON PROPOSALS 1, 2 AND 3

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS
1.	To elect two Class I director nominees to serve on the board of directors of Adaptive
Biotechnologies Corporation for a three-year term expiring at the 2026 annual meeting of shareholders;
		FOR	WITHHOLD
	1.01 Katey Owen	☐	☐		FOR

	1.02 Robert Hershberg	☐	☐		FOR

		FOR	AGAINST	ABSTAIN

2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers as described in the proxy statement;	☐	☐	☐	FOR

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023; and	☐	☐	☐	FOR

4.	To conduct any other business properly brought before the meeting or any adjournments thereof.

You must register to attend the meeting by Wednesday, June 7, 2023 at 2:00 pm PT at

www.proxydocs.com/ADPT

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) Date	Signature (if held jointly) Date